UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Centuri Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-(i)(1) and 0-11.

March 5, 2025
Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Centuri Holdings, Inc., scheduled to be held on April 16, 2025 at 10:00 AM Mountain Standard Time in a completely virtual format at http://www.virtualshareholdermeeting.com/CTRI2025.

The matters to be acted on at the Annual Meeting are described in the enclosed notice and Proxy Statement. Your Board of Directors asks you to support the Board of Directors’ director nominees and to follow its recommendations with respect to the other proposals set forth in the Proxy Statement.

We realize that you may not be able to attend the Annual Meeting of Stockholders and vote your shares at the meeting. However, regardless of your meeting attendance, your vote is important to us. We urge you to ensure that your shares are represented by voting in advance of the meeting online or via a toll-free telephone number, as instructed in the Notice Regarding the Internet Availability of Proxy Materials, or if you have elected to receive a paper or e-mail copy of the proxy materials, by completing, signing and returning the proxy card that is provided. If you decide to attend the Annual Meeting of Stockholders, you may revoke your proxy at that time and vote your shares at such meeting.

Your interest and participation in the affairs of our Company are greatly appreciated.

Sincerely yours,

Christian I. Brown
President and Chief Executive Officer

19820 North 7th Avenue, Suite 120, Phoenix, Arizona 85027
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 16, 2025

TIME:	10:00 AM Mountain Standard Time / Pacific Daylight Time

PLACE:	Webcast at http://www.virtualshareholdermeeting.com/CTRI2025

PROPOSALS:		BOARD RECOMMENDS:
(1)
The election of each of Christian I. Brown, Julie A. Dill, Andrew W. Evans, Karen S. Haller, Christopher A. Krummel, Anne L. Mariucci, and Charles R. Patton to our Board of Directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;
FOR each director nominee
(2)	To hold an advisory (non-binding) vote regarding the compensation of our named executives;	FOR
(3)	To hold an advisory (non-binding) vote regarding the frequency of the non-binding advisory vote on the compensation of our named executives;	1 YEAR
(4)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Centuri for the fiscal year ending December 28, 2025 (“fiscal 2025”); and	FOR
(5)	To transact such other business as may properly come before the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment(s) or postponement(s) thereof.

RECORD DATE:	Holders of Centuri common stock of record at the close of business on February 24, 2025 are entitled to vote at the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS:
On or about March 5, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access both the proxy statement and our annual report. The Notice will also contain instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail. The proxy statement and our annual report can be accessed at the following internet address: www.proxyvote.com. All you have to do is enter the control number located in the Notice or on your proxy card.

NOTICE REGARDING THE VIRTUAL ANNUAL MEETING
The virtual format of the Annual Meeting ensures that stockholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting, using online tools to ensure stockholder access and participation. For more information about the virtual Annual Meeting, see “General Information” in this Proxy Statement.

PROXY:
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person or virtually, please vote your shares as promptly as possible, or via the internet or telephone as instructed in the Notice or on your proxy card, in order to ensure your representation at the Annual Meeting. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

HOW TO VOTE
Please review the proxy statement and vote, at your earliest convenience, using any of the following methods:
(	Call the phone number listed on your Proxy Card to vote BY TELEPHONE.
:	Visit the website listed on your Proxy Card to vote ONLINE.
Sign, date and return your Proxy Card in the provided postage-paid envelope to vote BY MAIL.
I	Access the virtual meeting to vote by ballot. See “How Do I Attend the Annual Meeting?” (page 1) for instructions.

By Order of the Board of Directors,
Jason S. Wilcock
Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary

	Page		Page
Invitation to 2025 Annual Meeting of Stockholders		Compensation Program Objectives, Key Considerations and Principles	32

Notice of Annual Meeting of Stockholders		Compensation Program Administration	33

Proxy Statement	1	How We Determine Amounts Paid For Each Element of Compensation	34

General Information	1	Shareholder Say-on-Frequency and Say-on-Pay Advisory Votes	35

Governance of the Company	5	Details of Compensation Program	35

Board of Directors	5	Non-employee Director Stock Ownership Requirement	42

Board Leadership Structure	6	Policies and Practices Regarding Equity Grants	42

Risk Oversight	6	Clawback Policy	42

Analysis of Risk in Company Executive Compensation Policies	6	Compensation Committee Report	43

Cybersecurity Oversight	6	Executive Compensation Tables	44

Sustainability	7	Summary Compensation Table	44

Committees of the Board	7	Grants of Plan-Based Awards	46

Selection of Directors	8	Outstanding Equity Awards at Fiscal Year-End	47

Board Evaluation and Director Succession Planning	9	Stock Vested During Fiscal Year	48

Stockholder Engagement	9	Nonqualified Deferred Compensation	48

Director Attendance at Annual Meetings	10	Post-Termination Benefits	49

Communications with Directors	10	Pay Ratio Disclosure	54

Executive Officers	10	Pay Versus Performance	55

Securities Ownership by Directors, Director Nominees, Executive Officers, and Certain Beneficial Owners	12	Director Compensation	58

Certain Relationships and Related Person Transactions	13	Director Compensation Table	58

Policies and Procedures with Respect to Related Person Transactions	13	Director Compensation Narrative	58

Related Person Transactions	13	Proposal 2 - Advisory Vote To Approve the Company’s Executive Compensation	59

Compensation Committee Interlocks and Insider Participation	21	Proposal 3 - Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	60

Proposal 1 - Election of Directors	22	Proposal 4 - Selection of Independent Registered Public Accounting Firm	61

General	22	Audit Committee Report	63

Vote Required	22	Stockholder Proposals for the Next Annual Meeting	64

Names, Qualifications and Reasons for Selection of Nominees	22	Submission of Stockholder Proposals for Inclusion in Next Year's Annual Meeting Proxy Statement	64

Board Skills and Composition Matrix	23	Other Stockholder Proposals for Presentation at Next Year's Annual Meeting	64

Director Nominees Bios	24	Other Matters to Come Before the Meeting	65

Executive Compensation	31	Proxy Card	66

Compensation Discussion and Analysis	31

Executive Summary	32

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 16, 2025
GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Centuri Holdings, Inc. (“we,” “us,” “our,” or the “Company”) for the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held in a completely virtual format on April 16, 2025 at 10:00 AM Mountain Standard Time.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be Held on April 16, 2025

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) to certain of our stockholders of record. We are also sending a paper copy of the proxy materials and proxy card to other stockholders of record who have indicated they prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. We intend to commence mailing the Notice or paper copies of this proxy statement and proxy card, as applicable, on or about March 5, 2025 to all stockholders entitled to vote at the Annual Meeting.

Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a paper copy of the proxy materials by mail or electronic copy by electronic mail on a one-time or ongoing basis. Instructions on how to request a printed copy by mail or electronically may be found on the Notice.

The Notice will also identify the date, time and location of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the Board’s recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 (the “Annual Report”) and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain instructions to attend the virtual meeting and vote in person at the virtual meeting, should stockholders choose to do so.

What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will be asked to vote on the following matters:
•The election of seven directors of the Company;
•The approval, on a non-binding, advisory basis, of the Company’s executive compensation;
•The frequency, on a non-binding, advisory basis, of the advisory vote on the Company’s executive compensation;
•The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal 2025; and
•Any other matter that may properly come before the Annual Meeting or any adjournment thereof.

How do I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders. You will be able to attend the Annual Meeting online, submit questions and vote by logging on to www.proxyvote.com using the 16-digit control number found in the proxy materials previously distributed to you. Attendance at the Annual Meeting will be limited to stockholders of the Company as of February 24, 2025, the record date for the Annual Meeting, and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location.

You may attend the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/CTRI2025. You will need your unique control number, which appears in the Notice, the proxy card or voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.

1	2025 Proxy Statement

Although the meeting webcast will begin at 10:00 AM Mountain Standard Time on April 16, 2025, we encourage you to access the meeting site 15 minutes prior to the start time to allow ample time to log into the meeting webcast and test your computer system.

Technical Disruptions. In the event of any technical disruptions or connectivity issues during the course of the Annual Meeting, please allow for some time for the meeting website to refresh automatically, and/or for the meeting operator to provide verbal updates.

Stockholder List. As required by Delaware law, we will make available a list of registered stockholders as of February 24, 2025, the record date of the Annual Meeting, for inspection by stockholders for any purpose germane to the Annual Meeting from April 5, 2025, through April 15, 2025 at our headquarters located at 19820 North 7th Avenue, Suite 120, Phoenix, Arizona 85027. If you wish to inspect the list, please submit your request, along with proof of your share ownership, by e-mail to jwilcock@centuri.com.

How can I submit questions prior to and during the Annual Meeting?
Prior to the Annual Meeting, you may submit questions pertaining to the business of the meeting by accessing www.proxyvote.com using the 16-digit control number found in the proxy materials distributed to you any time before 11:59 p.m., Eastern Time, on the day before the meeting. During the Annual Meeting, as well as 15 minutes prior to the start time, stockholders will also be able to submit questions through the online platform used for the Annual Meeting at http://www.virtualshareholdermeeting.com/CTRI2025. The Company will respond to germane questions during the meeting or shortly after the meeting. We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit questions to remove inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters. If we receive substantially similar questions, we may group such questions together and provide a single response.

Who is entitled to vote at the Annual Meeting?
Only stockholders of record at the close of business on February 24, 2025, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. If you are a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the Annual Meeting, or any adjournment or postponement of the Annual Meeting.

How many votes do I have?
You have one vote for each share of the Company’s common stock (“Common Stock”) owned as of the record date for the Annual Meeting.

How do I vote?
If your shares are registered directly in your name, you are the holder of record of those shares and can vote your shares either by proxy, whether or not you attend the virtual Annual Meeting, or by ballot by attending the virtual Annual Meeting. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to submit your proxy promptly to ensure that your votes are counted. You may still attend the virtual Annual Meeting and vote by ballot even if you have already submitted a proxy.

Stockholders have a choice of voting online, by telephone, by mail, or at the Annual Meeting:
•If you received a printed copy of the proxy materials, please follow the instructions on your proxy card or voter instruction form. Your proxy card or voter instruction form provides information on how to vote.
•If you received a Notice of Internet Availability, please follow the instructions on the notice. The Notice of Internet Availability provides information on how to vote.
•If you received an e-mail notification, please click on the link provided in the e-mail notification and follow the instructions on how to vote.

If you hold your shares in a brokerage account or through a bank, trust or other nominee (collectively, a “broker”), you are the beneficial owner of the shares, and the shares are held in “street name.” You will receive instructions from your broker on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet and may also permit you to submit your voting instructions by telephone or by completing, dating and signing the proxy card included with your proxy materials if you request a paper copy of them by following the instructions on the notice provided by your broker.

2	2025 Proxy Statement

Can I revoke or change my vote?
Yes, a record holder can revoke or change a vote at any time prior to the voting of shares at the Annual Meeting by (a) casting a new vote by telephone or online; (b) sending a new Proxy Card with a later date; (c) sending a written notice of revocation that is received on or prior to April 15, 2025, by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or (d) voting by ballot at the virtual Annual Meeting. If a broker, bank, trustee or other nominee holds your shares, you must contact them in order to find out how to change your vote.

What are the Board’s recommendations?
The Board’s recommendations are set forth within the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:
•FOR the election of the slate of directors nominated by the Board (see Proposal 1);
•FOR the approval of the Company’s executive compensation (see Proposal 2);
•1-YEAR frequency for future advisory votes on executive compensation (see Proposal 3); and
•FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025 (see Proposal 4).

How many votes must be present to hold the Annual Meeting?
In order to conduct business at the Annual Meeting, the holders of a majority of the outstanding shares of Common Stock entitled to vote must be present at the meeting. Shares are counted as present at the meeting if (i) you are present online and vote at the meeting, or (ii) you have properly and timely submitted your proxy as described above under “How do I attend the Annual Meeting?” This is called a quorum. As of the close of business on February 24, 2025, 88,517,521 shares of Common Stock were outstanding and entitled to vote. Proxies received but marked as abstentions and any broker non-votes will be included in the calculation of the votes considered to be present at the meeting.

What is a “broker non-vote”?
A “broker non-vote” occurs when a broker lacks discretionary authority to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (“NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. The election of directors is considered a “non-routine” matter. Similarly, the advisory vote to approve the Company’s executive compensation and the advisory vote to determine the frequency of the advisory vote on the Company’s executive compensation are considered “non-routine” matters. Therefore, beneficial owners who hold their shares in street name must provide voting instructions to their brokers in order for their broker to vote their shares on these matters. As a result, if you do not instruct your broker on how to vote your shares, then your shares will not be voted on these proposals. We urge you to instruct your broker about how you wish your shares to be voted. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025 is considered a “routine” matter, and brokers will have discretionary authority to vote on this matter without any instruction from the beneficial owners.

What vote is required to approve each Proposal?
The seven nominees for director who receive the highest number of votes “FOR” their election will be elected as directors. This is called a “plurality vote.” The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the matter will be required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal 2025 and to approve, on an advisory basis, the Company’s executive compensation. Finally, the frequency of the advisory vote on executive compensation receiving the greatest number of votes (either “1 YEAR,” “2 YEARS,” or “3 YEARS”) will be deemed the frequency recommended by our stockholders. Although the results of the vote to approve executive compensation and the vote to determine the frequency of the advisory vote on executive compensation are non-binding, the Board will consider the outcome of such votes when making future executive compensation decisions and when determining the frequency of future advisory votes on executive compensation.

3	2025 Proxy Statement

How are my votes counted?
•Election of Directors: You may vote “FOR ALL,” or “WITHHOLD ALL,” or “FOR ALL EXCEPT.” If you mark “FOR ALL,” your votes will be counted for all of the director nominees. Abstentions and any broker non-votes will not be counted as votes cast and will, therefore, have no effect on the election of directors.
•Advisory Vote to Approve Executive Compensation: You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the advisory vote to approve the Company’s executive compensation. The result of this vote is non-binding. However, the Board will consider the outcome of the vote when making future executive compensation decisions. Abstentions will have the same effect as a vote AGAINST this proposal, and broker non-votes will have no effect on the outcome of this proposal.
•Advisory Vote on the Frequency of Advisory Votes on Executive Compensation: You may vote “1 YEAR”, “2 YEARS,” “3 YEARS,” or “ABSTAIN” with respect to the advisory vote on the frequency of the advisory vote on executive compensation. The result of the vote on the frequency of the advisory vote on executive compensation is non-binding, and the Board will consider the outcome of the vote when deciding how often an advisory vote on executive compensation will be submitted to the Company’s stockholders. Abstentions and any broker non-votes will have no effect on the outcome of this proposal.
•Ratification of the selection of PricewaterhouseCoopers LLP: You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025. Abstentions will have the same effect as a vote AGAINST this proposal, and broker non-votes will have no effect on the outcome of this proposal.

We will appoint an independent inspector of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present, and to determine the voting results on all matters presented to Company stockholders.

What if I do not vote for any or all of the matters listed on my Proxy Card?
As a stockholder of record, if you return a signed Proxy Card without indicating your vote on any or all of the matters to be considered at the Annual Meeting, your shares will be voted “FOR” the director nominees listed on the Proxy Card, “FOR” the advisory vote to approve executive compensation, “1 YEAR” as the frequency of future advisory votes on executive compensation, and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025, if you have not voted otherwise on a particular proposal. With respect to any other matter that properly comes before the Annual Meeting, Gregory A. Izenstark and Jason S. Wilcock, the proxies designated by the Board and identified in the accompanying Proxy Card, will vote all proxies granted to them at their discretion.

Are proxy materials available online?
You can obtain complete copies of the Notice of 2025 Annual Meeting of Stockholders, this Proxy Statement and the 2024 Annual Report to Stockholders by logging on to www.proxyvote.com with the 16-digit control number found in the proxy materials previously distributed to you.

What happens if the Annual Meeting is postponed or adjourned?
If the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted at the Annual Meeting.

Who is soliciting my proxy?
Your proxy is being solicited by the Board, and the Company will bear the entire cost of the proxy solicitation. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to you if your shares are held in “street name.” In addition, our directors, officers or employees may solicit proxies in person or by telephone, e-mail or facsimile. No additional compensation will be paid for such services.

How can I find out the results of the voting at the Annual Meeting?
We will report the voting results in a filing with the SEC on a Current Report on Form 8-K within four business days of the conclusion of the Annual Meeting.     If the official results are not available at that time, we intend to file a Form 8-K to publish the preliminary results within four business days after the Annual Meeting and file an additional Form 8-K to publish the final results within four business days after the final results are known to us.

4	2025 Proxy Statement

GOVERNANCE OF THE COMPANY

Board of Directors
Under the provisions of the Delaware General Corporation Law (the “DGCL”) and the Company’s bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. The Board is kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers and by reviewing reports and other materials provided to it by management at the Board and committee meetings.

Director Independence
The Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, makes a determination as to which members are independent. The Board determines the independence of our directors by applying the independence principles and standards established by the NYSE and included in the Company’s Corporate Governance Guidelines. The Board determined that directors Julie A. Dill, Andrew W. Evans, Christopher A. Krummel, Anne L. Mariucci and Charles R. Patton have no material relationships with the Company and are independent (the “Independent Directors”).

In making these determinations, the Board reviewed all transactions or relationships with the Company using a definition of “material relationships” that (i) includes the criteria listed in Section 303A of the listing requirements of the NYSE and (ii) includes, on a case-by-case basis, such other criteria that may be deemed to affect a director’s independence, including without limitation, relationships that would require disclosure under Item 404 of Regulation S-K (“Item 404”) of the Securities Exchange Act of 1934 (“Exchange Act”) and non-tariff transactions with the Company in excess of the Item 404 threshold. The definition of “material relationships” for directors on the Audit Committee also includes the criteria listed in Section 10A(m)(3) of the Exchange Act. The definition of “material relationships” for directors serving on the Compensation Committee also includes the criteria listed in Section 16(b) of the Exchange Act. The independence criteria used are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.centuri.com. The Board based its independence determination primarily on a review of the responses of the directors and officers to questions regarding employment and compensation history, affiliations and family relationships, discussions with directors, and a review of Company and subsidiary payment histories.

Controlled Company Status
The Company is a “controlled company” as defined under the corporate governance rules of the NYSE and, therefore, it qualifies for exemptions from certain corporate governance requirements of the NYSE. Accordingly, the Company is not required to have a majority of “independent directors” on the Board as defined under the rules of the NYSE and is not required to have a compensation committee or a nominating and corporate governance committee, in each case, composed entirely of independent directors. The Company has taken advantage of these exemptions, as Ms. Karen S. Haller, who is not an independent director, serves as the chairperson of the Board. However, the “controlled company” exemption does not modify the independence requirements for the Audit Committee, and the Company is in compliance with the applicable requirements of the Exchange Act and the NYSE.

When Southwest Gas Holdings, Inc. (“Southwest Gas” or “Southwest Gas Holdings”) no longer owns a majority of the voting power of the Company’s outstanding common stock, the Company will no longer qualify as a “controlled company” as defined under the corporate governance rules of the NYSE. At that time, to the extent it has not done so already, the Company will be required to fully implement the corporate governance requirements of the NYSE within the applicable transition periods.

Board Meetings
The Board meets regularly throughout the year and also holds special meetings from time to time. The Board held three regular meetings and three special meetings in 2024. During 2024, each member of the Board attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.

Pursuant to the Corporate Governance Guidelines, the Company’s non-management directors are expected to meet in executive session at least four times per year, and its independent directors are expected to separately meet in a private session at least once annually. The director who presides at these meetings will be appointed by the non-management and independent directors, respectively.

5	2025 Proxy Statement

Board Leadership Structure
The policy of the Board is that the role of Chair should be separate from that of the Chief Executive Officer. The Chair is appointed annually by the full Board following an in-depth assessment by the Nominating and Corporate Governance Committee regarding the needs of the Board and potential candidates for the position, and a recommendation to the Board by the Nominating and Corporate Governance Committee. The Board believes that this leadership structure is the appropriate structure for the Company because it aids the Board’s oversight of management. It is the Board’s intention to reappoint Ms. Haller as Chair, subject to her reelection as a director at the Annual Meeting. As a member of the Board, Ms. Haller may represent the Board in meetings with various constituencies, including investors. Prior consultation with Company management in these instances helps to ensure consistency and context for Board member communications.

The Board believes the structure described above provides strong leadership for the Board, while positioning the Chief Executive Officer as the leader of the Company for its investors, counterparties, employees and other stakeholders. The Board believes that the current structure helps ensure independent oversight of the Company and allows the Chief Executive Officer to focus his energies on management of the Company.

All members of the Board are independent, with the exception of Ms. Haller and Mr. Christian I. Brown, the Chief Executive Officer. A number of the independent Board members are currently serving or have served as directors or as members of senior management of other public companies and large institutions. The Board believes that the number of independent, experienced directors that make up our Board, along with the oversight of the Board by the non-executive Chair, benefits the Company and its stockholders.

The Board recognizes that in the event that the circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its stockholders.

Risk Oversight
Our management has day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees oversee those efforts, with particular emphasis on the most significant risks facing the Company. Each committee will report to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

Board/Committee	Primary Areas of Risk Oversight
Full Board
Risks associated with the Company’s strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.

Audit Committee	Risks related to financial controls, legal and compliance risks and major financial, privacy, security (including cybersecurity and data privacy), operational and business continuity risks.
Compensation Committee	Risks associated with compensation policies and practices.
Nominating and Corporate Governance Committee	Risks related to corporate governance and management of the Board.

Analysis of Risk in Company Executive Compensation Policies
Formally on an annual basis, and in its execution and consideration of compensation plans, Company management reviews, analyzes and considers whether the Company’s compensation policies and practices encourage unnecessary or excessive risk taking that is reasonably likely to have a material adverse effect on the Company. One of the primary purposes of this review is to ensure that the Company’s incentive compensation programs do not inappropriately encourage unnecessary or excessive risk taking at any level in the organization that would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee oversees the risk review process. In 2024, management concluded, and discussed with the Compensation Committee, that the Company’s compensation policies and practices do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Cybersecurity Oversight
Cybersecurity is a risk overseen by the Board along with subject matter experts within the Company. It is a priority that is regularly addressed by the Board with the relevant functional leaders of the Company, with the Board receiving regular

6	2025 Proxy Statement

cybersecurity briefings from the Company's Vice President of Information Technology, who has operational oversight over cybersecurity matters. The Audit Committee discusses with management and auditors at least annually the Company’s guidelines and policies with respect to risk assessment and risk management, including cybersecurity, data privacy and security, business continuity and operational risks. On a quarterly basis, the Vice President of Information Technology provides a formal cybersecurity update to the Company's Chief Legal & Administrative Officer, which highlights relevant key metrics, events, efforts, risks, and risk mitigation activities. The full Board receives these updates from management to help it oversee and manage the Company’s cybersecurity risks.

Sustainability
Sustainability is ingrained in our business operations. Our vision for building a sustainable business is guided by six guiding principles: ensure the safety of our employees and communities; maintain high standards for environmental stewardship; foster a positive impact in the communities in which we live and work; contribute to a sustained local economy by creating jobs and growing business; bring our differentiated expertise to every quality project we deliver; and maintain a diverse, fair, and welcoming work environment. We regularly engage our various stakeholder groups to ensure our business processes align with their most pressing concerns while supporting our core business strategy. We track and measure an established set of sustainability performance metrics to help us understand and report our overarching impact.

Committees of the Board
The standing committees of the Board are the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The table below shows the directors who are currently members or chairs of each committee.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christian I. Brown
Julie A. Dill	Chair		✓
Andrew W. Evans	✓	Chair
Karen S. Haller		✓
Christopher A. Krummel	✓		✓
Anne L. Mariucci		✓	Chair
Charles R. Patton	✓	✓

7	2025 Proxy Statement

Audit Committee Meetings Held in 2024: 5
Separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The committee meets periodically with management to consider, among other things, the adequacy of the Company’s internal control and financial reporting. The committee also discusses these matters with the Company’s independent registered public accounting firm, internal auditors and Company financial personnel. The Board has determined that directors Julie A. Dill, Andrew W. Evans and Christopher A. Krummel each qualifies as an “audit committee financial expert,” as the term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Compensation Committee Meetings Held in 2024: 3
Responsible for determining Chief Executive Officer compensation and making recommendations to the Board annually on such matters as executive compensation and benefits and director compensation and benefits. The committee’s responsibilities, as outlined in its charter, can be delegated to subcommittees made up of committee members. The committee receives recommendations from management on the amount and form of executive and director compensation, and the committee has the ability to directly employ consultants to assess the executive compensation program and director compensation. The committee is also responsible for the “Compensation Committee Report” and related disclosures contained in this Proxy Statement. Administration of the Company’s clawback policy is the responsibility of the Compensation Committee.

Nominating and Corporate Governance Committee Meetings Held in 2024: 3	Responsible for making recommendations to the Board regarding nominees to be proposed for election as directors; evaluating the Board’s size, composition and classification; developing criteria for the selection of directors; and overseeing our environmental, social and governance ("ESG") initiatives. The committee will consider director candidates suggested by stockholders. The process for selecting directors is addressed in more detail below under the caption “Selection of Directors.” The committee is responsible for developing and recommending to the Board corporate governance guidelines, reviewing such guidelines annually and implementing and monitoring compliance with the Company’s Code of Business Conduct and Ethics.
The charters for the Audit, Compensation and Nominating and Corporate Governance Committees, the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics that applies to all employees, officers and directors are available on the Company’s website at www.centuri.com. The information on our website is not part of this Proxy Statement and is not incorporated into any of our filings made with the SEC. Print versions of these documents are available to stockholders upon request directed to the Corporate Secretary, Centuri Holdings, Inc., 19820 North 7th Avenue, Suite 120, Phoenix, Arizona 85027.

Selection of Directors
We believe the Board should be comprised of individuals with varied backgrounds, who possess certain core competencies, some of which may include broad experience in business, finance or administration and familiarity with national and international business matters. Additional factors that will be considered in the selection process include the following:
•personal and professional integrity and character;
•prominence and reputation in his or her profession;
•skills, knowledge and expertise (including business or other relevant experience) that in aggregate are useful and appropriate in overseeing and providing strategic direction with respect to our business and serving the long-term interests of our stockholders;
•the capacity and desire to represent the interests of the stockholders as a whole; and
•availability to devote sufficient time to the affairs of the Company.

8	2025 Proxy Statement

We define “diversity” in a broad sense, i.e., age, race, color, gender, geographic origin, ethnic background, religion, disability and professional experience. The Nominating and Corporate Governance Committee takes diversity into consideration as it does the other factors listed above in selecting the director nominees for approval by the Board. The Nominating and Corporate Governance Committee does not assign a specific weight to any one factor. The Board Skills and Composition Matrix below enumerates some diversity factors regarding the Board’s nominees.

The Nominating and Corporate Governance Committee has an ongoing program for identifying and evaluating potential director candidates. When seeking a candidate for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. As candidates are identified, their qualifications are reviewed in light of the selection criteria outlined above. Whether any of such candidates are selected depends upon the current Board composition, the dynamics of the Board and the ongoing requirements of the Company (see “Board Evaluation and Director Succession Planning” below).

In its discretion, the Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above.

In addition to the process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Stockholder Proposals for the 2026 Annual Meeting.”

Board Evaluation and Director Succession Planning
In accordance with the Company’s Corporate Governance Guidelines, the Board and its committees conduct annual self-evaluations of their performance to determine whether they are functioning effectively. The Nominating and Corporate Governance Committee oversees the annual evaluation of the Board’s performance, whereas each committee reports annually to the Board with an assessment of its performance. As part of the Board’s self-evaluation process, the directors consider various topics relating to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee self-evaluation processes are led by their respective committee chairs, as provided in the committee charters. Each committee performance evaluation includes a review of the committee charter to consider the necessity and appropriateness of changes.

We expect that annual evaluations are likely to be a key component of the director nomination process and director succession planning. In planning for succession, the Nominating and Corporate Governance Committee and the Board consider the results of Board evaluations, as well as other appropriate information, including the overall mix of tenure and experience of the Board, the types of skills and experience desirable for future Board members and the needs of the Board and its committees at the time.

Given the importance of recruiting qualified, independent individuals to serve as directors of the Company, the Board believes that it is prudent to conduct a dedicated search for potential director candidates in order to preserve the high quality of the Board and maintain its breadth of experience. Ms. Mariucci is the current chairperson of the Nominating and Corporate Governance Committee, which is responsible to lead the execution of our succession plans over the course of the next several years.

Stockholder Engagement
The Company believes that maintaining an active dialogue with our stockholders is of utmost importance in delivering sustainable, long-term value for our stockholders. Since the closing of Centuri's initial public offering on April 22, 2024 (the "Centuri IPO"), the Company’s Investor Relations group has engaged with stockholders on a variety of topics to ensure the Company addresses questions and concerns, seeks input, and provides perspective on the Company’s policies and practices. Feedback gathered from this outreach is regularly reviewed and considered by the Board and is reflected in adjustments and enhancements made to the Company's policy and practices, particularly with regard to executive compensation and Company subsidiary structure. The Company highly values the time spent with stockholders and actively seeks to increase transparency and to better understand stockholder views on key issues.

9	2025 Proxy Statement

Director Attendance at Annual Meetings
We strongly support and encourage each member of the Board to attend our annual meeting of stockholders. We expect all of the seven director nominees to attend the Annual Meeting.

Communications with Directors
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the Audit, Nominating and Corporate Governance, and Compensation Committees, or to the Independent Directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary of the Company, Centuri Holdings, Inc., 19820 North 7th Avenue, Suite 120, Phoenix, Arizona 85027, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously. Advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.

Executive Officers
The following table sets forth the name, age, position and period the position was held during the last five years for each of the executive officers as of December 29, 2024. There are no family relationships between the directors and executive officers.

Name	Age	Position	Period Position Held During Last 5 Years
Christian I. Brown	55	President and Chief Executive Officer	December 2024 - Present
Gregory A. Izenstark	45	Executive Vice President, Chief Financial Officer	February 2024 - Present
		Senior Vice President, Interim Chief Financial Officer	November 2023 - February 2024
		Senior Vice President, Chief Accounting Officer	September 2021 - November 2023
		Vice President, Corporate Controller	January 2018 - September 2021
James W. Connell Jr.	51	Executive Vice President, Chief Commercial and Strategy Officer	June 2024 - Present
		President of Centuri Gas Group	July 2023 - June 2024
		Executive Vice President, Chief Strategy and Corporate Affairs Officer	November 2022 - July 2023
		Executive Vice President, Chief Customer Officer	December 2018 - November 2022
Jason S. Wilcock	46	Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary	July 2023 - Present
		Executive Vice President, General Counsel and Corporate Secretary	August 2018 - July 2023

Christian I. Brown. Mr. Brown has served as our President, Chief Executive Officer and Director since December 2024. His biography is included with those of the rest of our director nominees under the section “Election of Directors” below.

Gregory A. Izenstark. Mr. Izenstark has served as our Executive Vice President and Chief Financial Officer since February 2024. Prior to assuming this role, Mr. Izenstark served as our interim Chief Financial Officer beginning in November 2023. Mr. Izenstark initially joined the Company as the Corporate Controller in July 2014 before assuming the positions of Senior Vice President and Chief Accounting Officer in September 2021. Prior to his tenure at the Company, Mr. Izenstark held the position of Manager of Financial Reporting at CF Industries (NYSE: CF) from October 2008 until August 2013 before being promoted to Director of Financial Reporting, a position that Mr. Izenstark held from August 2013 until July 2014. Mr. Izenstark holds a B.S. in Accounting from Bradley University and an M.B.A from the Lake Forest Graduate School of Business. Mr. Izenstark is also a licensed Certified Public Accountant.

Jason S. Wilcock. Mr. Wilcock has served as our Executive Vice President, Chief Legal and Administrative Officer since July 2023. Prior to that, Mr. Wilcock served as our Executive Vice President, General Counsel and our Corporate Secretary since August 2018. Mr. Wilcock joined Centuri in September 2015 as Assistant General Counsel before being promoted to Deputy General Counsel in January 2017. Prior to joining Centuri, Mr. Wilcock held various roles at Southwest Gas Corporation, including Senior Counsel, a position he held from April 2011 to November 2013, and Associate General Counsel, a position he held from November 2013 to September 2015. Prior to joining Southwest Gas Corporation in April 2011, Mr. Wilcock practiced law in the private sector in Nevada and Utah beginning in September 2005. Mr. Wilcock holds a B.S. in Accounting from Utah State University and a Juris Doctorate degree from Gonzaga University School of Law.

10	2025 Proxy Statement

James W. Connell, Jr. Mr. Connell has served as our Executive Vice President, Chief Commercial and Strategy Officer since June 2024, pursuant to which he is focused on bridging company and customer focused strategies across Centuri’s enterprise. Mr. Connell joined Centuri in 2006 as Director of Supply Chain and Asset Management for NPL Construction Co. He has led a number of initiatives across the organization in roles of increasing responsibility as Director of Risk Management and Director of Business Development and Strategic Partnerships. He was promoted to Vice President, Business Development and Corporate Communications in 2017, and then to Executive Vice President, Chief Customer Officer in 2018. Mr. Connell was appointed Executive Vice President, Chief Strategy and Corporate Affairs Officer in 2021, and most recently served as President, Centuri Gas Group beginning in July 2023. Prior to joining Centuri, Mr. Connell held various roles at Deere & Company in the Worldwide Construction and Forestry Division. Upon becoming Division Manager, Corporate Business Division in 2000, Mr. Connell built a number of executive relationships throughout the industry while developing strategies for growth. Mr. Connell serves on the board of directors of the National Safety Council and is a member of the Phoenix Children’s Hospital GI Advisory Board. Mr. Connell received a B.S. in Technical Systems Management from the University of Illinois at Urbana-Champaign.

11	2025 Proxy Statement

Securities Ownership by Directors, Director Nominees, Named Executive Officers, and Certain Beneficial Owners
Directors, Director Nominees and Named Executive Officers. The following table discloses all Common Stock beneficially owned by the Company’s directors, the nominees for director and the named executive officers (“NEOs”) of the Company, as of February 24, 2025.

Directors, Nominees & Executive Officers	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock

Paul M. Daily(1)	—	*
William J. Fehrman(2)	—	*
Paul J. Caudill(3)	—	*
Christian I. Brown	—	*
Gregory A. Izenstark	5,250	*
Robert C. Lyons(4)	—	*
Stephen J. Adams(5)	—	*
Jason S. Wilcock	5,000	*
James W. Connell Jr.	20,000	*
Karen S. Haller	12,000	*
Anne L. Mariucci	71,400	*
Andrew W. Evans	—	*
Christopher A. Krummel	2,500	*
Julie A. Dill	5,000	*
Charles R. Patton	11,000	*
All Directors and Officers (15 individuals)	132,150	*
*Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of February 24, 2025. Our shares of common stock outstanding at February 24, 2025 were 88,517,521.

(1)Mr. Daily is the Company’s former President and CEO. Mr. Daily’s employment terminated on January 31, 2024, and Mr. Fehrman began serving as President and CEO of the Company on January 12, 2024.
(2)Mr. Fehrman’s employment terminated on July 31, 2024, and Mr. Caudill began serving as interim President and CEO of Centuri on July 31, 2024.
(3)Mr. Caudill’s service as the Company's interim President and CEO terminated on December 3, 2024 in connection with the onboarding of Mr. Brown as President, CEO and director on December 3, 2024.
(4)Mr. Lyons is the Company’s former Executive Vice President and Chief Operating Officer. Mr. Lyons’ employment terminated on February 2, 2024.
(5)Mr. Adams is the Company’s former President of Centuri Power. His employment terminated on July 3, 2024.

Beneficial Owners. The following table discloses all Common Stock beneficially owned by anyone that the Company believes beneficially owns more than 5% of the Company’s outstanding shares of common stock based solely on the Company’s review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock as of February 24, 2025
Southwest Gas Holdings, Inc.(1) Las Vegas, Nevada 89113	71,665,592	81.0%
FMR LLC(2) 245 Summer Street, Boston, Massachusetts 02210	8,226,974	9.3%
(1)According to Schedule 13G filed on November 13, 2024, Southwest Gas Holdings, Inc. have 71,665,592 shares with sole voting power, no shares with shared voting power, 71,665,592 shares with sole dispositive power, and no shares with shared dispositive power.
(2)According to Schedule 13G filed on February 12, 2025, FMR LLC have 8,223,513 shares with sole voting power, no shares with shared voting power, 8,226,974.46 shares with sole dispositive power, and no shares with shared dispositive power.

12	2025 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions
The Company has a written policy detailing the procedures for the review, approval or ratification of any transaction involving more than $120,000 between the Company and any director or officer of the Company, any director nominee, any person who is the beneficial owner of more than 5% of the Common Stock, or any immediate family members of the foregoing (each, a “Related Person”), who had a direct or indirect material interest (the “Related Person Transactions”) in said transaction. In accordance with the written policy and pursuant to the Corporate Governance Guidelines, any potential Related Person Transaction, including transactions that involve less than $120,000, must first be reported to the chief legal officer of the Company and reviewed by the Audit Committee. Each of the agreements between us and Southwest Gas Holdings that were entered into prior to the completion of the Centuri IPO were not subject to the terms of such policy. However, to the extent any such transaction is materially amended, then the Audit Committee is required to review and approve such transaction.

The Audit Committee will approve and ratify the Related Person Transaction only if the committee determines that the transaction is not inconsistent with the best interests of the Company and may, in its discretion, impose any conditions it deems appropriate on the Company or the Related Person in connection with the Related Person Transaction.

Each transaction with a related person is unique and must be assessed on a case-by-case basis. In determining whether or not to approve, the Audit Committee considers all of the relevant facts and circumstances available to the committee, including without limitation:
•The Related Person’s interest in the proposed transaction;
•The approximate dollar value of the amount involved in the proposed transaction;
•The approximate dollar value of the amount of the Related Person’s interest in the proposed transaction without regard to the amount of any profit or loss;
•Whether the transaction is proposed to be, or was, undertaken in the ordinary course of business of the Company;
•Whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•The purpose of, and the potential benefits to the Company from, the transaction;
•The impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; and
•Any other information regarding the transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Certain Relationships and Related Person Transactions
We describe below transactions and series of similar transactions, since the beginning of our last full fiscal year or currently proposed, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described under “Executive Compensation” and “Director Compensation” below.

Transactions with American Electric Power Company Inc (“AEP”)

William J. Fehrman, our former chief executive officer and former member of our Board began serving as the chief executive officer and president of AEP in August of 2024. AEP is one of our current customers. Revenue with AEP for the year ended December 29, 2024 was $143.7 million. As of December 29, 2024, approximately $26.5 million (9%), and $26.0 million (11%) of the Company’s accounts receivable and contract assets, respectively, were related to contracts with AEP. There were no significant contract liabilities as of December 29, 2024 with AEP.

Relationship with Southwest Gas Holdings

Southwest Gas Holdings as our Controlling Stockholder

13	2025 Proxy Statement

Prior to the completion of the Centuri IPO, through a series of steps, Southwest Gas Holdings transferred to us substantially all of the assets and liabilities of Centuri Group’s business (the “Separation”). Immediately following the completion of the Centuri IPO, Southwest Gas Holdings beneficially owned approximately 81.0% of our outstanding shares of common stock.

For as long as Southwest Gas Holdings continues to control more than 50% of our outstanding shares of common stock, Southwest Gas Holdings or its successor-in-interest will be able to direct the election of all the members of our Board. Similarly, subject to applicable laws relating to the protection of minority stockholders in certain situations, Southwest Gas Holdings will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to Southwest Gas Holdings. In addition, the Separation Agreement (as defined below) provides that, as long as Southwest Gas Holdings beneficially owns at least 50% of the total voting power of our outstanding share capital entitled to vote in the election of our Board, we will not (without Southwest Gas Holdings’ prior written consent) take certain actions.

Southwest Gas Holdings has informed us that its current intent is to effect a disposition of all or a portion of its remaining indirect equity interest in us through one or more sales of our common stock or exchange offers of our common stock for Southwest Gas Holdings common stock. However, Southwest Gas Holdings may complete such dispositions through one or more other methods, including by way of a distribution of shares of our common stock by Southwest Gas Holdings to holders of its common stock, one or more other distributions in exchange for Southwest Gas Holdings shares or other securities, or any combination of the foregoing. To facilitate the disposal of shares by Southwest Gas Holdings, among other things, we entered into the Separation Agreement with Southwest Gas Holdings, which sets out certain representations, warranties and covenants of the parties, together with certain rights of termination. Southwest Gas Holdings has no obligation to pursue or consummate any further dispositions of its ownership interest in us by any specified date or at all and it may retain its ownership interest in us indefinitely or dispose of all or a portion of its ownership interest in us.

Relationships with Southwest Gas Holdings and Southwest Gas Corporation

We perform various construction services for Southwest Gas Corporation, a wholly owned subsidiary of Southwest Gas Holdings. Approximately $106.8 million of our revenue for the fiscal year ended December 29, 2024 (“fiscal 2024”) was related to contracts with Southwest Gas Corporation. We recognized gross profit related to the Southwest Gas Corporation revenue of $10.0 million in fiscal 2024. Approximately $9.6 million of our accounts receivable, $2.6 million of contract assets and no significant contract liabilities as of December 29, 2024 were related to contracts with Southwest Gas Corporation.

Additionally, certain costs incurred by Southwest Gas Holdings have been allocated to us which are settled in cash during the normal course of operations. For the fiscal 2024 we recorded $0.5 million of such allocated costs.

Agreements between Southwest Gas Holdings and Our Company

In connection with the Separation, we and Southwest Gas Holdings entered into certain agreements that provide a framework for our ongoing relationship with Southwest Gas Holdings. Of the agreements summarized below, the material agreements are filed as exhibits to the registration statement of which this prospectus is a part, and the summaries of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of such agreements.

Separation Agreement
On April 11, 2024, in connection with the Separation and prior to the completion of the Centuri IPO, we entered into a Separation Agreement with Southwest Gas Holdings that, together with the other agreements summarized below, govern the relationship between Southwest Gas Holdings and us following the Separation (the “Separation Agreement”).

Separation of Assets and Liabilities. The Separation Agreement identified certain transfers of assets and assumptions of liabilities that were necessary in advance of the Separation so that we and Southwest Gas Holdings retained the assets of, and the liabilities associated with, our respective businesses. The Separation Agreement generally provided that the assets comprising our business consisted of those exclusively related to our current business and operations or otherwise allocated to the business through a process of dividing shared assets. The liabilities we assumed in connection with the Separation generally consisted of those related to the assets comprising our business or to the past and future operations of our business. The Separation Agreement also provided for the settlement or extinguishment of certain liabilities and other obligations between us and Southwest Gas Holdings.

14	2025 Proxy Statement

Intercompany Arrangements. Subject to exceptions set forth in the Separation Agreement (including all existing commercial agreements between us and Southwest Gas Holdings), all of the agreements, arrangements, commitments or understandings, including all intercompany accounts receivable, loans and accounts payable, between us, on the one hand, and Southwest Gas Holdings, on the other hand, outstanding as of the Separation date, were terminated and/or repaid, settled or otherwise eliminated as promptly as practicable after the Separation date by means of cash payment, dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Southwest Gas Holdings.

Representations and Warranties. In general, neither we nor Southwest Gas Holdings made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may have been required in connection with these transfers or assumptions, the value or freedom from any security interest of any assets or liabilities transferred, the absence of any defenses or right of setoff or freedom from counterclaim relating to any claim of either party, or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation Agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis.

Disposition Transactions. The Separation Agreement governs Southwest Gas Holdings’ and our respective rights and obligations regarding the tax-free distribution to Southwest Gas Holdings and its stockholders (the “Distribution”), if effected, and other alternative disposition transactions.

Exchange of Information. We and Southwest Gas Holdings each agreed to use commercially reasonable efforts to provide each other with information required by the other to comply with its obligations under the Separation Agreement and the other ancillary agreements contemplated thereby and any obligations imposed on it by any governmental authority. We and Southwest Gas Holdings each also agreed to use commercially reasonable efforts to retain such information in accordance with specified record retention policies. We and Southwest Gas Holdings each also agreed to use our respective commercially reasonable efforts to assist the other with its financial reporting and audit obligations.

Termination. The Separation Agreement may be terminated at any time upon the mutual consent of Southwest Gas Holdings and Centuri.

Indemnification. We and Southwest Gas Holdings each agreed to indemnify the other and each of the other’s subsidiaries, current and former directors, officers, employees and agents (in each case, in their respective capacities as such), and each of the heirs, executors, successors and assigns of any of the foregoing, against certain liabilities incurred in connection with the Separation and the Distribution and our and Southwest Gas Holdings’ respective businesses. The amount of either Southwest Gas Holdings’ or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The Separation Agreement also specifies procedures regarding claims subject to indemnification.

Corporate opportunities. For so long as Southwest Gas Holdings beneficially owns at least 10% of the total voting power of our outstanding common stock with respect to the election of directors or has any directors, officers or employees who serve on our (or any of our subsidiaries’) board of directors, our (or any of our subsidiaries’) board of directors will renounce any interest or expectancy of ours in any corporate opportunities that are presented to Southwest Gas Holdings or any of its directors, officers or employees in accordance with Section 122(17) of the DGCL.

Dispute resolution. If a dispute arises between us and Southwest Gas Holdings under the Separation Agreement, we and Southwest Gas Holdings will negotiate to resolve any disputes for a reasonable period of time. If any such dispute has not been resolved within such period of time, then either party may submit the dispute to final and binding arbitration.

Board and Committee Representation. Southwest Gas Holdings has the right, but not the obligation, to nominate (i) 85.7% of our directors, as long as it beneficially owns more than 70% of the combined voting power of our outstanding common stock, (ii) 71.4% of our directors, as long as it beneficially owns more than 60%, but less than or equal to 70% of the combined voting power of our outstanding common stock, (iii) 57.1% of our directors, as long as it beneficially owns more than 50%, but less than or equal to 60% of the combined voting power of our outstanding common stock, (iv) 42.9% of our directors, as long as it beneficially owns more than 30%, but less than or equal to 50% of the combined voting power of our outstanding common stock, (v) 28.6% of our directors, as long as it beneficially owns more than 20%, but less than or equal to 30% of the combined voting power of our outstanding common stock, and (vi) 14.3% of our directors, as long as it beneficially owns more than 5%, but less than or equal to 20% of the combined voting power of our outstanding common stock.

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Moreover, pursuant to the Separation Agreement, for so long as Southwest Gas Holdings beneficially owns a majority of the total voting power of our outstanding common stock with respect to the election of directors, Southwest Gas Holdings has the right, but not the obligation, to designate for nomination a majority of the directors (including the Chair of our Board). In addition, unless Southwest Gas Holdings otherwise consents, any committee of the Board, and any subcommittee thereof, shall be composed of a number of Southwest Gas Holdings designees such that the number of Southwest Gas Holdings designees serving thereon is proportional to the number of Southwest Gas Holdings designees serving on our Board as compared to the total number of directors serving on our Board, subject to compliance with committee independence requirements taking into consideration applicable controlled company exemptions. In addition, for so long as Southwest Gas Holdings owns at least 50% of the outstanding capital stock of Centuri, the roles of Chief Executive Officer and Chair of the Board will be held by separate individuals.

In addition, prior to the time at which Southwest Gas Holdings ceases to own 30% or more of our then-outstanding common stock, Southwest Gas Holdings shall be permitted to designate three non-director observer attendees, from among members of Southwest Gas Holdings management or the board of directors of Southwest Gas Holdings, to attend all meetings of the Board and its committees.

Financial Reporting Covenants. We agreed to comply with certain covenants relating to our financial reporting for so long as Southwest Gas Holdings is required to consolidate our results of operations and financial position or to account for its investment in us under the equity method of accounting. These covenants include, among others, covenants regarding:
•delivery or supply of monthly, quarterly and annual financial information and annual budgets and financial projections to Southwest Gas Holdings;
•conformity with Southwest Gas Holdings’ financial presentation and accounting policies;
•disclosure to Southwest Gas Holdings of information about our financial controls and any occurrence of significant deficiencies or material weaknesses of such controls, instances of fraud or violations of law;
•provision to Southwest Gas Holdings of access to our auditors (which shall not be changed without prior written consent of Southwest Gas Holdings) and certain books, policies, procedures and records related to internal accounting controls or operations;
•cooperation with Southwest Gas Holdings to the extent requested by Southwest Gas Holdings in the preparation of Southwest Gas Holdings’ public filings and press releases; and
•provision to Southwest Gas Holdings of advance copies of our regular annual or quarterly earnings release or any financial guidance for a current or future period and substantially final drafts of our public filings, press releases and other public statements concerning any matters that could be reasonably likely to have a material financial impact on our or our subsidiaries’ earnings, results of operations, financial condition or prospects.

Additional Covenants. We agreed that until the later of (i) the time at which Southwest Gas Holdings ceases to beneficially own a majority of the total voting power of our then outstanding common stock with respect to the election of directors, and (ii) the time at which we cease to be a consolidated subsidiary of Southwest Gas Holdings for financial reporting and accounting purposes, except if and to the extent such actions require the consent of Centuri stockholders under the DGCL, we will not take the following actions (among others) without Southwest Gas Holdings’ prior written consent:
•Amend our amended and restated certificate of incorporation (the “Charter”) or our bylaws;
•Make any acquisitions or dispositions (including by subsidiaries) (i) in the ordinary course of business with a total value above $50 million in the aggregate over any one-year period or (ii) outside the ordinary course of business;
•Incur indebtedness of over $10 million individually or $50 million in the aggregate over any one-year period;
•Change our independent registered public accounting firm;
•Make material changes in our accounting policy;
•Hire, designate or terminate executive officers;
•Enter into any agreement that imposes obligations or liabilities on Southwest Gas Holdings or any subsidiary of Southwest Gas Holdings;
•Take any action that would restrict Southwest Gas Holdings’ ability to transfer its shares of our common stock or limit the rights of Southwest Gas Holdings as a stockholder of ours in a manner not applicable to our stockholders generally;
•To the extent that Southwest Gas Holdings is a party to any contracts that provide that certain actions of Southwest Gas Holdings’ affiliates (including us) may result in Southwest Gas Holdings being in breach of such contracts, we may not take any actions that reasonably could result in Southwest Gas Holdings being in breach of such contracts;
•Enter into any transaction, the result of which would be a change of control of Centuri, the transfer of all or substantially all of the business and assets of Centuri and its subsidiaries (taken as a whole) or other similar transaction, however effected;

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•Make gross capital expenditures exceeding $130 million for 2024 (on an annualized basis) and 2025, and $150 million for 2026, and gross capital expenditures exceeding the amount of gross capital expenditures for the preceding year multiplied by a percentage obtained by adding (1) one hundred percent, plus (2) the consumer price index, for 2027 and beyond; or
•Take action that effects material change in the nature of our business.

Prior to the termination of the Separation Agreement, with respect to the amendment of certain provisions in our Charter and Bylaws relating to the Separation Agreement or the Tax Matters Agreement (as defined below), Southwest Gas Holdings and any and all successors to Southwest Gas Holdings by way of merger, consolidation or sale of all or substantially all of its assets or equity is entitled to a number of votes (which may be a fraction) for each share of common stock held of record by Southwest Gas Holdings on the record date for determining stockholders entitled to vote on such proposal that is equal to the greater of (A) one and (B) the quotient of (i) the sum of (y) the aggregate votes entitled to be cast by all holders of our capital stock (including common stock and preferred stock) other than Southwest Gas Holdings on such proposal plus (z) one divided by (ii) the number of shares of common stock held of record by Southwest Gas Holdings on the record date for determining stockholders entitled to vote on such proposal.

We also agreed that for so long as Southwest Gas Holdings beneficially owns at least 25% of the total voting power of our then outstanding common stock with respect to the election of directors, we will not take the following actions (among others) without Southwest Gas Holdings’ prior written consent:
•Change the size of the Board;
•Declare dividends or payments on our securities;
•Any action (i) restricting Southwest Gas Holdings’ ability to transfer, assign, pledge or dispose of our capital stock or (ii) limiting the rights of Southwest Gas Holdings as our stockholder in a manner not applicable to our stockholders generally;
•Issue any common or preferred stock or grant rights to subscribe for or securities convertible into shares of common or preferred stock, except pursuant to any benefit plan or arrangement approved by the Board; provided that we (i) shall notify Southwest Gas Holdings at least five (5) business days prior to any such proposed issuance pursuant to any approved benefit plan or arrangement and (ii) shall not issue any such securities unless Southwest Gas Holdings determines, in its sole discretion, that such issuance would not result in Southwest Gas Holdings owning less than 80.1% of the total combined voting power of our capital stock and 80.1% of the total number of shares of our capital stock; or
•Adopt any new equity incentive plan or expand an existing plan.

In addition, prior to the date on which Southwest Gas Holdings ceases to beneficially own a majority of the total voting power of our then outstanding common stock with respect to the election of directors, we are required to consistently implement and maintain Southwest Gas Holdings’ business practices and standards in accordance with Southwest Gas Holdings’ policies and procedures, and we are required to notify Southwest Gas Holdings of any acts that have resulted in or would reasonably result in noncompliance with our governing documents.

Anti-Dilution Option. We granted Southwest Gas Holdings a continuing right to purchase from us shares of our common stock as is necessary for Southwest Gas Holdings to maintain an aggregate ownership interest of our common stock representing at least 80.1% of our then-outstanding common stock. This option may be exercised by Southwest Gas Holdings in connection with any issuance by us of common stock (including upon the exercise, conversion or exchange of any securities). If we issue our common stock for cash consideration as permitted in the foregoing sentence other than pursuant to a stock option or executive compensation plan that causes Southwest Gas Holdings’ percentage ownership of common stock to fall below 80.1%, upon the exercise of the option, Southwest Gas Holdings will pay a price per share of our common stock equal to the offering price per share paid to us in the related issuance of common stock. If we issue our common stock for non-cash consideration or pursuant to a stock option or executive compensation plan that causes Southwest Gas Holdings’ percentage ownership of common stock to fall below 80.1%, upon exercise of the option, Southwest Gas Holdings will pay a price per share of our common stock equal to the closing price per share of our common stock as quoted on the NYSE on the date for which a determination is being made. Southwest Gas Holdings’ option to maintain its ownership percentage in us will terminate on the earlier of the date of the Distribution, if effected, the date upon which Southwest Gas Holdings beneficially owns shares of common stock representing less than 80.1% in aggregate ownership interest in our common stock as a result of affirmative action taken by or on behalf of Southwest Gas Holdings, and the date on which, if the option has been transferred to a subsidiary of Southwest Gas Holdings, that subsidiary ceases to be a subsidiary of Southwest Gas Holdings.

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Stockholder Rights Plans. We agreed that we will not and shall not permit any of our subsidiaries to, adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan unless (i) for so long as Southwest Gas Holdings beneficially owns a majority of our then outstanding capital stock, Southwest Gas Holdings is specifically exempted from such plan by its terms and (ii) for so long as Southwest Gas Holdings beneficially owns less than a majority but at least 5% of our then outstanding capital stock, such plan will “grandfather” Southwest Gas Holdings (if Southwest Gas Holdings’ beneficial ownership of our then outstanding capital stock at the time of such plan’s adoption is less than 1% lesser than, equal to or greater than the applicable trigger in such plan) at its then beneficial ownership amount plus a buffer of at least 1%.

Tax Matters Agreement

On April 11, 2024, in connection with the Separation and prior to the completion of the Centuri IPO, we entered into a Tax Matters Agreement with Southwest Gas Holdings that governs the parties’ respective rights, responsibilities and obligations in connection with the Separation with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of the failure of the Distribution (and certain related transactions), if effected, to qualify for tax-free treatment for U.S. federal income tax purposes (the “Tax Matters Agreement”).

The Tax Matters Agreement generally requires us to be responsible and to indemnify Southwest Gas Holdings for all taxes relating to the utility infrastructure services business for all periods.

In addition, the Tax Matters Agreement requires us to indemnify Southwest Gas Holdings for any taxes (and certain related losses) resulting from the failure of the Distribution and related transactions to qualify for their intended tax treatment, where such taxes result from breaches of covenants and representations we make in the Tax Matters Agreement or certain prohibited actions we take after the Distribution that give rise to these taxes. Southwest Gas Holdings has the exclusive right to control the conduct of any audit or contest relating to Distribution-related taxes, but we have notification, information and comment rights regarding any such audit or contest to the extent that we could be liable for any resulting taxes under the Tax Matters Agreement.

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions, mergers or other business combinations, sales of assets and similar transactions) that are intended to preserve the ability of Southwest Gas Holdings to effectuate the Distribution and related transactions in a tax-free manner. In the event that the Distribution and/or related transactions fail to qualify for their intended tax treatment due to any prohibited action or omission by us, our stockholders or any of our subsidiaries, we would generally be required to indemnify Southwest Gas Holdings for the resulting taxes under the Tax Matters Agreement. For example, if we or our stockholders were to engage in transactions that resulted in a 50% or greater change (by vote or value) in the ownership of our stock during the four-year period beginning on the date that is two years before the date of the Distribution and ending on the date that is two years after the Distribution, the Distribution may be taxable to Southwest Gas Holdings, and we generally would be required to indemnify Southwest Gas Holdings for the tax on such gain and related expenses.

Under the Tax Matters Agreement, the restrictions described in the preceding paragraph generally will apply for two years following the Distribution date, if the Distribution is effected (or, if earlier, the date that Southwest Gas Holdings determines to no longer pursue the Distribution or determines it is no longer possible to implement the Distribution on a basis that is tax-free to Southwest Gas Holdings and its stockholders).

Unutilized Tax Assets Settlement Agreement

On February 24, 2025, we entered into an Unutilized Tax Assets Settlement Agreement with Southwest Gas Holdings (the “Tax Assets Agreement”). The Tax Assets Agreement addresses our arrangements with Southwest Gas Holdings with respect to certain unutilized tax assets (the “Tax Assets”) that we will retain following any deconsolidation from Southwest Gas Holdings for U.S. federal and relevant state income tax laws. Under the terms of the Tax Assets Agreement, the balance of the Tax Assets at tax deconsolidation, subject to true-up, and including the impact of any payments or deemed payments made by Southwest Gas Holdings in respect of the Tax Assets will be treated as deemed capital contributions, which will result in an increase in Southwest Gas Holdings’ basis in its ownership of our common stock. The deemed capital contributions will not require any cash payment from us and will have no impact on our liquidity or financial condition. Deconsolidation for federal income tax purposes occurs at the time when Southwest Gas Holdings no longer owns at least 80% of our common stock, and the deconsolidation for state law purposes occurs at various points depending on the relevant tax law of each state.

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Registration Rights Agreement

On April 11, 2024, in connection with the Separation and prior to the completion of the Centuri IPO, we and Southwest Gas Holdings entered into a Registration Rights Agreement pursuant to which we granted to Southwest Gas Holdings certain registration rights with respect to the shares of our common stock owned by Southwest Gas Holdings (the “Registration Rights Agreement”).

Southwest Gas Holdings may transfer these rights in certain limited circumstances, including in connection with an equity-for-debt exchange to a third-party lender (a “Permitted Transferee” and, collectively with Southwest Gas Holdings, “Holders”), and such Holders will thereafter be bound by the terms of the Registration Rights Agreement.

Demand Registration. Holders are able to request registration under the Securities Act of 1933, as amended (the “Securities Act”) of all or any portion of their shares of our common stock covered by the Registration Rights Agreement, and we are obligated, subject to limitations on minimum offering size and certain other limited exceptions, to register such shares as requested by such Holders. Holders are able to designate the terms of each offering effected pursuant to a demand registration, which may take the form of a shelf registration, an underwritten offering, a block trade or any other method of sale, and are able to request that we complete up to three demand registrations in any 12-month period.

We are not required to honor a demand registration if we have effected a registration within the preceding 60 days. In addition, if we reasonably determine in good faith that filing a registration statement would be significantly disadvantageous to us, we may, no more than once during any 12-month period, delay filing such registration statement until the earlier of 45 days after we make such determination or seven days after the disadvantageous condition no longer exists.

Piggy-Back Registration. If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of shares of our common stock held by Holders, Holders have the right to include their shares of our common stock in that offering, subject to certain limitations.

Indemnification. The Registration Rights Agreement contains customary indemnification and contribution provisions by us for the benefit of Holders and, in limited situations, by Holders for the benefit of us with respect to the information provided by such Holders included in any registration statement, prospectus or related document.

Reserved Share Program

Members of our Board and executive officers participated in our reserved share program associated with the Centuri IPO. Under the reserved share program, 5% of the shares offered in the Centuri IPO were reserved for sale to some of our directors, officers and employees at the $21 per share price available to the general public in the Centuri IPO. Each of the following directors and executive officers made purchases in excess of $120,000: James Connell, William Fehrman, Karen Haller, Anne Mariucci, and Charles Patton. BofA Securities, Inc. administered the program.

Riggs Distler Management Interest in Drum

In November 2021, certain members of the management team of our subsidiary, Riggs Distler, acquired a 1.42% interest in Drum Parent LLC, the former parent company of Riggs Distler. Effective January 2027 and each calendar year thereafter or upon the occurrence of certain trigger events, we have the right, but not the obligation, to purchase all of the interest held by the noncontrolling party at fair value. If we do not exercise our rights in accordance with this timeline, or upon the occurrence of certain other triggering events, the noncontrolling party has the ability, but not the obligation, to exit their investment retained by requiring us to purchase all of their outstanding interest. The outstanding noncontrolling interest is not subject to minimum purchase provisions and, following the eligibility date for the election, they do not expire. The redemption price represents the fair value of the ownership interest to be redeemed on the redemption date under the terms of the agreement. A portion of the redeemable noncontrolling interest acquired was funded through promissory notes made to noncontrolling interest holders bearing interest at the prime rate plus 2%. The promissory notes are payable by the noncontrolling interest holders upon certain triggering events including, but not limited to, termination of employment or the redemption of any interest under the agreement.

During the first quarter of 2024, the Company redeemed various Drum units in satisfaction of all outstanding promissory notes and forgave unpaid interest owed from the Riggs Distler noncontrolling interest holders and in exchange obtained the 0.47% portion of equity interest in Drum that had been funded through these notes. Additionally, during 2024, the Company reached

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an agreement to purchase a 0.14% noncontrolling interest in Drum for $0.9 million. The remaining noncontrolling interest in Drum outstanding as of December 29, 2024 was 0.80%.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As a “controlled company” as defined under the corporate governance rules of the NYSE, the Company is exempt from the requirement that the Compensation Committee be composed entirely of independent directors. Karen S. Haller, President and Chief Executive Officer of Southwest Gas Holdings, and Chief Executive Officer of Southwest Gas Corporation, currently serves as a member of our Compensation Committee. None of our executive officers has served on the board of directors of another entity that has one or more executive officers serving on the Board.

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ELECTION OF DIRECTORS
(Proposal 1 on the Proxy Card)

The Board Recommends a Vote “FOR” each of the Nominees Named Below

General
The authorized number of directors is currently fixed at seven. At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders or until their successors shall be elected and duly qualified.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Christian I. Brown, Julie A. Dill, Andrew W. Evans, Karen S. Haller, Christopher A. Krummel, Anne L. Mariucci and Charles R. Patton to serve as directors of the Company. The Board has determined that Anne L. Mariucci, Andrew W. Evans, Christopher A. Krummel, Julie A. Dill and Charles R. Patton are Independent Directors under the applicable rules of the NYSE. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine, unless the Board, in its discretion, reduces the number of directors serving on the Board. Under the terms of the Separation Agreement, based on Southwest Gas Holdings’ current ownership interest, Southwest Gas Holdings has the right to nominate six Southwest Gas Designees to the Board. Karen S. Haller, Anne L. Mariucci, Andrew W. Evans, Christopher A. Krummel, Julie A. Dill and Charles R. Patton are the Southwest Gas Designees. The Board has determined that if any of Ms. Dill, Mr. Evans, Ms. Haller, Mr. Krummel, Ms. Mariucci and Mr. Patton ceases to be a Southwest Gas Designee as a result of Southwest Gas losing a portion of its designation rights under the Separation Agreement prior to the Annual Meeting, such directors will still stand for election. For more details on the terms of the Separation Agreement, see “Certain Relationships and Related Person Transactions—Related Person Transactions” above.

Vote Required
Pursuant to the Company's bylaws, a director nominee is elected only if they receive a plurality of the votes cast with respect to their election. As a result, the seven nominees for director who receive the highest number of votes “FOR” election will be elected as directors, and any shares not voted “FOR” a particular candidate, whether as a result of a “WITHHOLD” vote or broker non-vote, will not be counted in such candidate’s favor.

Names, Qualifications and Reasons for Selection of Nominees
The director nominees, as outlined below, possess skills, knowledge and expertise that are useful in overseeing and providing strategic direction with respect to our business and in serving the long-term interests of our stockholders, and they have significant expertise in the industries that matter most to our business. The director nominees have also demonstrated personal integrity and strong leadership while overseeing our first year as a public reporting company. In the aggregate, they bring a diversity of skills, knowledge and expertise and are able to challenge management. We believe that the director nominees’ skills and experience, including their combined knowledge of financial, legal and regulatory matters, enhance the Board’s ability to make decisions that create stockholder value. The table below lists some of the skills and experiences that we consider important for our director nominees in light of our current business strategy and structure. The director nominees’ biographies note their relevant experience, qualifications and skills relative to the list below.

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Board Skills and Composition Matrix
The following matrix sets forth the board members’ experience, skills, expertise and demographic background as of December 29, 2024.

	Brown	Dill	Evans	Haller	Krummel	Mariucci	Patton
Experience, Skills, Expertise
Public Company Board Service	✓	✓	✓	✓	✓	✓	✓
Public Company Executive Officer	✓	✓	✓	✓	✓	✓	✓
Legal/Regulatory			✓	✓		✓
Finance/Accounting		✓	✓	✓	✓	✓
Energy Utility	✓	✓	✓	✓			✓
Construction	✓			✓	✓	✓
Technology/Cybersecurity					✓		✓
ESG			✓	✓		✓
Operations Responsibility	✓	✓	✓	✓	✓	✓	✓
Demographic Background
Age	55	65	58	61	56	67	65
Male	M		M		M		M
Female		F		F		F
African American							✓
Caucasian	✓	✓	✓	✓	✓	✓
Asian
Hispanic/Latino

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The names of the nominees, their principal occupation and the Board’s reasons for their selection are set forth below.

Christian I. Brown

President and Chief Executive Officer Centuri Holdings, Inc.

Director Since: 2024

Board Committees: None

Qualifications, Skills and Experience: The Board determined that Mr. Brown should serve as a director because, as President and Chief Executive Officer of the Company, he has a unique understanding of the Company’s businesses, customers, end markets, supply chains, operations, talent development, policies and internal functions through his service in a wide range of management roles. Mr. Brown also brings experience leading large, complex organizations through periods of significant evolution and growth in the energy and industrial sectors.

Mr. Brown has served as our President and Chief Executive Officer since December 2024. Prior to joining the Company, he served as Chief Executive Officer of EnerMech, a global energy and infrastructure services company, from 2020 to 2024. During his tenure, he successfully led the company through significant operational change, creating and delivering a new global One EnerMech strategy, which included diversifying the business into new high growth end markets. From 2011 to 2014, Mr. Brown was the Chief Executive Officer and Executive Director of Kentz Engineers & Constructors, a FTSE 250 listed company. Under his leadership, Kentz’s revenues grew from $700 million to $3.9 billion, and the company was successfully sold to SNC-Lavalin in 2014. Post-acquisition, he served as President of the Oil & Gas division and Corporate Development Officer at SNC-Lavalin, where he led the $3.8 billion acquisition and integration of Atkins PLC, delivering significant cost savings and operational synergies. Earlier in his career, Mr. Brown held various senior roles at Foster Wheeler Corporation and KBR, where he managed large-scale services and projects businesses within energy and infrastructure across multiple regions, including North America, Europe, Africa, and the Middle East. His strategic leadership and business development skills were instrumental in driving growth and securing major contracts.

Mr. Brown holds an MBA from Henley Management College, was awarded a Fellowship from the ECITB, and has a High National Diploma in Mechanical Engineering from the University of Hull. He is a registered Professional Engineer with the Engineering Council in the United Kingdom and a member of the Association for Project Management.

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Julie A. Dill

Former Executive, Spectra Energy Corp.
Director Since: 2024

Board Committees: Audit (Chair), Nominating and Corporate Governance

Qualifications, Skills and Experience: The Board determined that Ms. Dill should serve as a director of the Company due to her more than 35 years of experience in the energy industry, including in Canada, as well as her strong financial background. Ms. Dill also brings her experience working with the Company through her service on the Centuri Advisory Board.

Ms. Dill has served as a member of the Board since the completion of the Company’s initial public offering and served on Centuri’s advisory board (the “Centuri Advisory Board”) between 2018 and 2024. Ms. Dill has a wealth of experience in the energy sector, having served in a number of executive capacities in the natural gas and power industries. Most recently, Ms. Dill served as the Chief Communications Officer of Spectra Energy Corp. (Spectra) from 2013 until the completion of Spectra’s merger with Enbridge, Inc. early in 2017. Previously, Ms. Dill served as the Group Vice President of Strategy for Spectra and the President and CEO of Spectra Energy Partners, LP from 2012 until 2013. Prior to that, Ms. Dill served as President of Union Gas Limited in Ontario, Canada from 2007 to 2011. Over her career, Ms. Dill also served in various financial and operational roles with Duke Energy, Duke Energy International, and Shell Oil Company.

Ms. Dill was an independent director of QEP Resources, Inc. from May 2013 to March 2021 and served as a non-executive director of Inter Pipeline Ltd. from May 2018 to August 2021. In May 2018, she joined the board of Rayonier Advanced Materials Inc. (NYSE: RYAM), where she serves as a non-executive director, and in September 2021 she became a non-executive director of Sterling Infrastructure Inc. (NASDAQ: STRL). In April 2019, she joined the board of Southern Star Central Gas Pipeline Company. In addition, she is a member of the Advisory Council for the College of Business and Economics at New Mexico State University and participates on the Community Relations Committee of the board of Memorial Hermann Hospital in Houston, Texas.

Ms. Dill was named one of the most powerful businesswomen in Texas in 2016 and one of the top 50 most powerful women in oil and gas in both 2014 and 2015. She was also selected as the Ontario Energy Leader of the Year in 2010, as well as the Distinguished Alumni for the College of Business at New Mexico State University that same year. In addition, she was inducted into the College of Business Hall of Fame in 2000 and selected as one of the top 50 Women in Energy in 2002. In Canada, Ms. Dill spent time as chair for both the Canadian Gas Association and the Ontario Energy Association. Ms. Dill represented Canada on the American Gas Association and ran the Safety committee of the AGA. Ms. Dill holds a Bachelor of Administration degree from New Mexico State University and is a graduate of the Harvard Business School Advanced Management Program. Ms. Dill has also earned her CERT Certificate in Cybersecurity from Carnegie Mellon University and received her NACD Directorship Certification.

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Andrew W. Evans

Retired Utility Company Executive, Southern Company
Director Since: 2024

Board Committees: Audit, Compensation (Chair)

Qualifications, Skills and Experience:
The Board determined that Mr. Evans should serve as a director due to his broad knowledge of the utility industry and his experience with enterprise risk management. He also was Chief Executive Officer and Chief Financial Officer for publicly traded natural gas and electrical utilities.

Mr. Evans has served as a member of the Board since the completion of the Company’s initial public offering and has served on the board of directors of Southwest Gas Holdings since 2022. Mr. Evans is the retired Chief Financial Officer of Southern Company, an electrical and natural gas utility holding company. He served as Chief Financial Officer from 2018 to 2021, with responsibility over investor relations, public reporting, information technology, cybersecurity, business development, and risk and capital deployment. Prior to his tenure at Southern Company, Mr. Evans served as Chairman, President and Chief Executive Officer of AGL Resources, Inc. (“AGL”), the largest publicly traded gas distribution system in the U.S. During his 15 years at AGL, Mr. Evans served as Treasurer, Chief Financial Officer, and Chief Operating Officer before becoming Chief Executive Officer. Prior to his time at AGL, Mr. Evans worked at the Federal Reserve Bank of Boston, and at Mirant Corp, a global energy provider.

Mr. Evans is currently a trustee of Emory University and is a director of Southwest Gas Holdings, Inc. (NYSE: SWX), Air Products and Chemicals, Inc. (NYSE: APD) and Georgia Power. Mr. Evans has served as chair of several philanthropic organizations, including the Grady Hospital Foundation and Zoo Atlanta.

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Karen S. Haller

President and Chief Executive Officer Southwest Gas Holdings, Inc. Chief Executive Officer Southwest Gas Corporation

Director Since: 2024

Board Committees: Compensation

Qualifications, Skills and Experience: The Board determined that Mrs. Haller should serve as a director of the Company because, as President and Chief Executive Officer of Southwest Gas Holdings, and CEO of Southwest Gas Corporation, she has a unique understanding of the Company’s businesses, customers, end markets, supply chains, utility operations, talent development, policies and internal functions through her service in a wide range of management roles. Ms. Haller also brings experience with environmental, regulatory and legal issues of importance to the Company.

Ms. Haller has served as Chair of the Board since the completion of the Company’s initial public offering. Since May 2022, Ms. Haller has served as a director and the President and Chief Executive Officer of Southwest Gas Holdings and Chief Executive Officer of Southwest Gas Corporation, Southwest Gas Holdings’ gas utility. She also serves as a director of Southwest Gas Holdings and several of its operating subsidiaries. As leader of Southwest Gas Holdings’ regulated and unregulated businesses, Ms. Haller is responsible for improving financial and operational performance, and implementing Southwest Gas Holdings’ strategy, growth initiatives and investment plans. Ms. Haller has served in multiple leadership positions during her 27-year tenure with Southwest Gas, most recently serving as Executive Vice President and Chief Legal and Administrative Officer beginning in 2019. She is a member of the State Bars of Arizona, California, and Nevada; the American Gas Association; and the Western Energy Institute.

Ms. Haller serves on the boards of directors of the Legal Aid Center of Southern Nevada, Las Vegas Global Economic Alliance and the American Gas Association. She received a B.S. in finance from the University of Wyoming and a J.D. from Cornell Law School.

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Christopher A. Krummel

Founding Partner, Krummel Ellis Weekley Advisory LLC
Director Since: 2024

Board Committees: Audit, Nominating and Corporate Governance Committee

Qualifications, Skills and Experience: The Board determined that Mr. Krummel should serve as a director of the Company due to his extensive experience in the global energy industry, his strong financial background, and his mergers and acquisitions experience.

Mr. Krummel has served as a member of the Board since the completion of the Company’s initial public offering. He brings more than 30 years of financial executive experience in the energy and construction industries. Since 2022, Mr. Krummel has served as a founding partner of Krummel Ellis Weekley Advisory LLC (“KEW”), where Mr. Krummel provides mergers, acquisitions, and sell-side transaction advisory services to energy-focused clients. Prior to founding KEW, Mr. Krummel served as Executive Vice President and Chief Financial Officer of McDermott International Inc. (“McDermott”) from 2019 to 2021 and Vice President of Finance and Chief Accounting Officer of McDermott from 2016 to 2019, where he was responsible for all finance functions including consolidated financial reporting, SEC filings, financial planning and analysis, investor relations, and information technology. McDermott filed for Chapter 11 bankruptcy protection in January 2020 and successfully emerged from bankruptcy in June 2020. Prior to joining McDermott, Mr. Krummel served as the Vice President and Chief Financial Officer for EnTrans International LLC, a portfolio company of American Industrial Partners LLC. Prior to that, he served as Vice President Finance, Controller and Chief Accounting Officer for Cameron International Corporation (“Cameron”), where he was responsible for all accounting functions including consolidated financial reporting, SEC filings, budgeting and analysis. Mr. Krummel began working at Cameron in October 2007 and previously served as Chief Financial Officer for Enventure Global Technology, a private equity backed startup.

In addition to our Board, in 2024 Mr. Krummel began serving on the board of directors of ACS Partners Holdco LLC, a privately held construction services company, and he has been a member of the board of directors of Rebuilding Together Houston since 2007. Mr. Krummel previously served on the board of directors of Eco-stim Energy Solutions from 2014 to 2019 and the board of directors of Rebuilding Together Philadelphia from 2001 to 2003.

Mr. Krummel holds a BSBA in accounting from Creighton University and an MBA from The Wharton School of the University of Pennsylvania.

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Anne L. Mariucci

Private Investor Retired Real Estate Development and Homebuilding Executive
Director Since: 2024

Board Committees: Compensation, Nominating and Corporate Governance (Chair)
Qualifications, Skills and Experience: The Board determined that Ms. Mariucci should serve as a director of the Company due to her experience in the housing and construction industry with Del Webb Corporation, Taylor Morrison Home Corporation and Pulte Homes, Inc. as well as her business, investment and financial expertise. Ms. Mariucci also brings valuable public company board experience.

Ms. Mariucci has served as a member of the Board since the completion of the Company’s initial public offering and has served on the board of directors of Southwest Gas Holdings since 2006. Ms. Mariucci has over 30 years of experience in finance, construction and real estate development. She currently serves as the General Partner of MFLP, a family office and investment entity. Ms. Mariucci previously held several senior executive management roles with Del Webb Corporation and was responsible for its large-scale community development and homebuilding business.

She also served as President of Del Webb following its merger with Pulte Homes, Inc. in 2001 until 2003. She serves as a director of Southwest Gas Holdings, Inc. (NYSE: SWX), CoreCivic, Inc. (NYSE: CXW) (ending at 2025 Annual Meeting of Stockholders), Taylor Morrison Home Corporation (NYSE: TMHC), and Berry Corporation (NASDAQ: BRY), and is currently chair of the board of directors of Banner Health, a large nonprofit healthcare system. Ms. Mariucci is an investor and Advisory Board member of Hawkeye Partners, a real estate private equity firm. Ms. Mariucci is on the board of directors of the Arizona State University Foundation and related entities, and currently chairs the Investment Committee of the Arizona State University Endowment. Ms. Mariucci is a past chair of the Arizona Board of Regents, and a past director of the Arizona State Retirement System, HonorHealth and Action Performance Companies.

Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona. She completed the Corporate Financial Management Program at Stanford’s Graduate School of Business and has been certified as a CPA and a FINRA Securities Financial and Operations Principal.

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Charles R. Patton

Retired Utility Company Executive, American Electric Power Co., Inc.
Director Since: 2024

Board Committees: Audit, Compensation
Qualifications, Skills and Experience: The Board determined that Mr. Patton should serve as a director of the Company due to his extensive experience in the utilities industry and his experience working with the Company through his service on the Centuri Advisory Board.

Mr. Patton has served as a member of the Board since the completion of the Company’s initial public offering and has served on the Centuri Advisory Board since September 2018. Mr. Patton is an infrastructure thought leader with more than 39 years of experience. From 2017 until his retirement in July 2022, Mr. Patton served as Executive Vice President-External Affairs at American Electric Power Co., Inc. (AEP). In this role, he led AEP’s customer services, communications, regulatory, NERC Compliance, federal public policy, and corporate sustainability organizations. Prior to assuming these responsibilities, Mr. Patton served in numerous executive positions throughout his tenure with AEP, including Executive Vice President – AEP West Utilities, Chief Human Resource Officer, Senior Vice President of Regulatory Policy, and the president and chief operating officer of two AEP subsidiaries: Appalachian Power Company and AEP Texas, each company serving over one million customers in West Virginia, Virginia and Tennessee and South and West Texas, respectively. While at AEP, Mr. Patton was an Executive Sponsor of the Black Employee and Pride Resource Groups. Prior to joining AEP in 2005, Mr. Patton spent approximately 11 years in the energy and telecommunications business with Houston Lighting & Power Company. During his tenure in Texas, Texas Governor George Bush appointed Patton to serve on the Texas Energy Coordination Council and the Interstate Oil and Gas Compact Commission. Later, Governor Rick Perry appointed Mr. Patton to the Texas Energy Planning Council, established to advise the governor on energy matters.

Mr. Patton previously served on the boards of the Richmond Federal Reserve Bank, National Association of Manufacturers, United States Energy Association, Sterling Infrastructure, Inc. and Center for Workforce Development. Mr. Patton currently serves as a member of the board of directors of Ameresco, Inc., Messer, Inc., Messer Construction Company and California Water Service Group. Mr. Patton holds a Bachelor’s Degree from Bowdoin College and a Master’s Degree from the Lyndon B. Johnson School of Public Policy at the University of Texas at Austin.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our 2024 executive compensation program, the compensation decisions made by the Compensation Committee of the Board (the “Compensation Committee”) under our executive compensation program and the factors considered in making such decisions. This section focuses on the compensation of the Company’s named executive officers (“NEOs”) for fiscal 2024, who were:

•	Christian I. Brown	President and Chief Executive Officer
•	Gregory A. Izenstark	Executive Vice President, Chief Financial Officer
•	James W. Connell Jr.	Executive Vice President, Chief Commercial and Strategy Officer
•	Jason S. Wilcock	Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary
•	Paul M. Daily(1)	Former President and Chief Executive Officer
•	William J. Fehrman(2)	Former President and Chief Executive Officer
•	Paul J. Caudill(3)	Former Interim Chief Executive Officer
•	Stephen J. Adams(4)	Former President of Centuri Power Group
•	Robert C. Lyons(5)	Former Executive Vice President and Chief Operating Officer
(1)Mr. Daily is the Company’s former President and CEO. Mr. Daily’s employment terminated on January 31, 2024, and Mr. Fehrman began serving as President and CEO of the Company on January 12, 2024.
(2)Mr. Fehrman’s employment terminated on July 31, 2024, and Mr. Caudill began serving as the Company's interim President and CEO on July 31, 2024.
(3)Mr. Caudill’s service as interim President and CEO terminated on December 3, 2024 in connection with the onboarding of Mr. Brown as President and CEO on December 3, 2024.
(4)Mr. Adams is the Company’s former President of Centuri Power Group. His employment terminated on July 3, 2024.
(5)Mr. Lyons is the Company’s former Executive Vice President and Chief Operating Officer. Mr. Lyons’ employment terminated on February 2, 2024.

2024 was a year of leadership transition for Centuri. Following Mr. Daily’s retirement in January 2024, Mr. Fehrman was appointed as our President and CEO. In July 2024, Mr. Fehrman stepped down from his position to take the CEO role at American Electric Power (Nasdaq: AEP), one of the nation’s largest publicly traded utility companies. Thereafter, the Board appointed Mr. Caudill to serve as our interim President and CEO while it conducted a search for a permanent CEO. Mr. Brown succeeded Mr. Caudill as our permanent President and CEO on December 3, 2024. Mr. Brown brings expertise in leading large, complex organizations through periods of significant evolution and growth in the energy and industrial sectors.

Prior to our initial public offering in April 2024, the compensation of Centuri’s executive officers was subject to the review of the Compensation Committee of the Southwest Gas Holdings board of directors (referred to in this section as the “Southwest Gas Holdings Compensation Committee”), with Southwest Gas Holdings board of directors approving the compensation of Centuri’s President and Chief Executive Officer, who was a named executive officer of Southwest Gas Holdings. Following the completion of our initial public offering, compensation of the executive officers of Centuri, including that of the NEOs, was overseen by the Compensation Committee or, where appropriate, the independent members of the Board. Among other things, the Compensation Committee evaluates and determines the appropriate executive officer compensation philosophy for Centuri.

Company Overview
Centuri is a strategic infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

This Compensation Discussion and Analysis addresses the compensation program of the Company, including elements of the compensation programs of its operating subsidiaries, as applicable to each of the NEOs.

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Executive Summary

Incentive Compensation Structure
The Compensation Committee believes our incentive compensation program is a powerful tool to attract, retain and motivate high-performing leaders, and it is designed to reward executives for strong Company financial performance and long-term value creation for our stockholders. It also (i) is a competitive program relative to the market and our peers, (ii) aligns with market best governance practices, (iii) supports robust pay-for-performance alignment, and (iv) provides the appropriate linkage between executive compensation and the Company’s long-term business strategy.

The 2024 executive compensation program provides for performance-based annual and long-term cash incentive awards. These incentive awards are conditioned upon the achievement of performance results measured against rigorous pre-set targets. Under this incentive structure, a greater portion of our executives' total compensation is at-risk and variable based on performance relative to metrics that are directly aligned with our long-term performance, customer interests and stockholder returns. In 2024, the Compensation Committee also granted time-lapse RSUs to certain of our NEOs in connection with the successful IPO and the CEO transition (each, as described in more detail below), as applicable.

Annual Incentive Compensation Paid for 2024 Performance
The 2024 annual incentive plan was linked to the achievement of performance goals relating to Adjusted EBITDA, free cash flow and safety. Adjusted EBITDA is a non-GAAP measure and is defined as earnings before interest, tax, depreciation, amortization and certain non-recurring or non-operational expenses including strategic review costs, securitization facility transaction fees, CEO transition costs and severance expenses. These non-recurring/non-operational expenses were approximately $11 million in 2024. Adjusted EBITDA for purposes of 2024 compensation differs from Adjusted EBITDA presented in our other filings with the SEC as stock-based compensation and certain severance costs are not added back for compensation purposes. Free cash flow is a non-GAAP measure and is defined as Adjusted EBITDA less capital expenditures on a gross basis (including amounts not yet paid, but recognized in liabilities).

For 2024, Centuri achieved $233.5 million Adjusted EBITDA and $136.8 million in free cash flow, each of which exceeded the threshold level of performance. These results, coupled with achievements under applicable safety goals, resulted in Mr. Izenstark, Mr. Connell and Mr. Wilcock receiving annual incentive awards equal to 64.4% of their respective salaries. See “Details of Compensation Program - Annual Incentive Compensation” below for a description of the incentive awards paid and all adjustments made.

Commitment to Best Practices
We believe in the importance of aligning the financial interests of the Company’s executives with those of stockholders and maintaining executive compensation policies that are consistent with robust corporate and compensation program governance. The Compensation Committee reviews our executive compensation program annually to ensure it maintains its competitiveness with the market and supports our long-term growth strategy. Key policies include:
•Independent compensation consultant retained by the Compensation Committee;
•Double-trigger change in control arrangements which do not provide for excise tax gross-ups or severance amounts greater than three times base salary, excluding equity and incentive compensation, welfare benefits, retirement benefits and outplacement services;
•No tax gross-up on benefits, change in control payments, or perquisites;
•No dividends paid on unvested stock-based awards until the underlying awards have vested;
•Clawback policy applicable to annual and long-term cash- and equity-based incentive compensation; and
•Regular peer group review used to assess executive compensation.

Compensation Program Objectives, Key Considerations and Principles
Philosophy and Objectives
Prior to our initial public offering in April 2024, Southwest Gas Holdings Compensation Committee initially structured the executive compensation programs applicable to the NEOs to meet the following objectives:
•Establish competitive compensation plans to attract, retain and motivate high-performing senior leaders;
•Emphasize pay-for-performance to reward both annual and long-term performance while not encouraging excessive risk-taking;
•Create long-term alignment between the interests of executives and stockholders; and
•Support strategic initiatives and financial goals.

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Following our initial public offering, the Compensation Committee structured Centuri’s executive compensation programs to continue to meet these objectives and to align with sound governance and design practices. As such, the executive compensation programs covering NEOs include the following key governance and design practices:

•Balanced Mix of Pay Components and Incentives. A balanced mix of cash and equity compensation, and of annual and long-term incentives.
•Significant Performance-Based Compensation Tied to Business Objectives. A significant portion of our NEOs’ total compensation is tied to the achievement of business objectives and creation of long-term stockholder value. This ensures NEO pay is aligned with business and share performance. While we emphasize “at risk” pay tied to performance, we have designed the executive compensation program so that it does not encourage excessive risk-taking by management.
•Limited Perquisites. Limited perquisites are provided to our NEOs but only to the extent they are reasonable and consistent with our compensation objectives of attracting and retaining superior executives for key positions.
•Clawback Policy. Compensation recovery policy that complies with applicable legal and stock exchange listing requirements and that provide Centuri the authority to recover erroneously paid incentive compensation in connection with an accounting restatement.
•Use of Independent Consultant. Use of an independent consultant who advises the Centuri Compensation Committee on the design and market competitiveness of executive compensation programs.

Majority of Executive Compensation is Performance-Based
The majority of each NEO’s target total direct compensation is composed of at-risk variable compensation. The percentage of at-risk pay depends upon the NEO’s position and the ability to influence outcomes, competitive market practice and risk mitigation considerations. The Company’s CEO 2024 at risk pay was equal to 79% of his target total direct compensation opportunity. For the other NEOs, the average percentage of at risk pay was equal to 69% of average target total direct compensation. The charts below set forth the 2024 target total direct compensation pay mix for our current CEO and the average NEO’s target total direct compensation pay mix.

CEO Total Direct Target Compensation
Base 20.6%
Annual Incentive 22.7%
Long-term Incentive 56.7%

Other NEOs Total Direct Target Compensation
Base
31.4%
Long-term
Incentive
43.1%
Annual
Incentive
25.4%

Compensation Program Administration
Role of the Compensation Committee
The Compensation Committee oversees our executive compensation program and is responsible for reviewing and approving all executive compensation and benefit plans of the Company’s executive officers, including its NEOs. The Compensation Committee works closely with its independent compensation consultant and meets regularly throughout the year to review and discuss our compensation philosophy, compensation governance, composition of our peer group, incentive plan design and related corporate goals and objectives. In addition, the Compensation Committee recommends to the full Board the CEO’s target compensation (and each component of compensation) taking into account the CEO’s performance in relation to corporate goals and objectives, individual performance and peer group practices. Based on the recommendations provided by the CEO, the Compensation Committee also reviews and approves the salaries and incentive compensation for the other the NEOs. The full description of the Compensation Committee’s authority and responsibilities is provided in the Compensation Committee Charter, which is available on the Company’s website at www.centuri.com.

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Role of Management
When making decisions on executive compensation, the Compensation Committee considers input from management, including the NEOs. Management annually provides information to the Compensation Committee regarding market practices and pay levels of the various elements of direct compensation (including target awards for incentive compensation), as well as the thresholds, targets and maximums of the performance measures. Information is gathered from Company operating data, external independent surveys and publicly available compensation comparisons. Decisions regarding CEO compensation are made solely by the Compensation Committee meeting in executive session without the CEO or any other NEOs present. Decisions regarding the compensation of other NEOs are also made by the Compensation Committee, in consultation with the CEO, but without the other NEOs being present.

Role of Independent Compensation Consultant
Meridian Compensation Partners (“Meridian”) served as the independent compensation consultant to the Compensation Committee during fiscal 2024. Meridian reports directly to the Compensation Committee and does not provide any services to the Company other than the Compensation Committee consulting services. Meridian's engagement with the Compensation Committee as its independent compensation consultant included a review and analysis of several aspects of our executive compensation program, and during fiscal 2024 included the following services:
•Conducted peer group review;
•Provided and analyzed compensation market data;
•Analyzed incentive plan design;
•Advised on the reasonableness of our NEO compensation levels and programs;
•Review of our Compensation Discussion and Analysis disclosure;
•Performed benchmarking and analysis of our Board of Directors’ compensation and related benefits;
•Provided periodic updates and guidance on regulatory and governance trends impacting compensation; and
•Attended Compensation Committee meetings (as necessary), including meeting with the Compensation Committee in private executive sessions, without management present.

Meridian did not receive fees from the Company for services other than executive compensation services. For 2024, the Compensation Committee analyzed whether the work of Meridian or any other executive compensation adviser raised any conflicts of interest, taking into consideration all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee determined, based on its analysis of all relevant factors, that no conflicts of interest were present.

How We Determine Amounts Paid for Each Element of Compensation
We operate in a competitive environment for talented executives, therefore, the Compensation Committee analyzes a variety of information as it seeks to identify competitive levels of compensation within the relevant markets in which we operate.

Peer Group
The companies in the compensation peer group for our NEOs were selected because they represent those publicly-traded companies considered by the Compensation Committee to be the most comparable to the Company in terms of revenue, market capitalization, business operations, operational complexity and overall financial performance. To maintain a meaningful comparison, the Compensation Committee reviews the peer group regularly for changes due to M&A activity or shifts in our peers’ business focus or operations. For setting 2024 executive compensation, the peer group was composed of the following 15 companies in the Construction and Engineering Services industries and other related industry classifications.

Ameresco, Inc.	MDU Resources Group, Inc.
Comfort Systems USA, Inc.	MYR Group Inc.
Dycom Industries, Inc.	Primoris Services Corporation
EMCOR Group, Inc.	Sterling Infrastructure, Inc.
Granite Construction Inc.	Team, Inc.
IES Holdings, Inc.	Tetra Tech, Inc.
KBR, Inc.	Tutor Perini Corporation
MasTec, Inc.

In July 2024, the Compensation Committee reviewed the peer group for purposes of setting 2025 executive compensation. Meridian recommended, and the Compensation Committee approved, the removal of EMCOR Group, Inc, KBR Inc., Team,

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Inc. and Tetra Tech, Inc., and the addition of APi Group Corporation, Arcosa, Inc., Construction Partners, Inc. and NV5 Global, Inc. These changes were made to improve size positions and to better align the peer group to the Company's business operations. The 2025 peer group consisted of:

Ameresco, Inc.	MasTec, Inc.
APi Group Corporation	MDU Resources Group, Inc.
Arcosa, Inc.	MYR Group Inc.
Comfort Systems USA, Inc.	NV5 Global, Inc.
Construction Partners, Inc.	Primoris Services Corporation
Dycom Industries, Inc.	Sterling Infrastructure, Inc.
Granite Construction Inc.	Tutor Perini Corporation
IES Holdings, Inc.

Compensation Review
Meridian performed comprehensive competitive compensation benchmarking, which included assessments of all elements of compensation for the NEOs. The competitive compensation benchmarking data included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements filed by companies in the 2024 peer groups.

Meridian reviewed each NEO’s target total direct compensation and each element of compensation against the 50th percentile of the peer group. Based on this review, the Compensation Committee determined that each NEO’s target total direct compensation was generally aligned with the relevant market benchmark.

Other elements of each NEO’s compensation (perquisites, welfare benefits, retirement benefits and post-termination benefits) were approved by Southwest Gas Holdings Compensation Committee at various times over the past several years. The Centuri Compensation Committee independently determined that these other elements of compensation continue to be appropriate for the NEOs and are consistent with competitive market practice.

Shareholder Say-on-Frequency Vote and Say-on Pay Advisory Votes
Pursuant to the “Say-on-Frequency” Proposal included in this Proxy Statement, our shareholders will be voting for the first time on the frequency of advisory shareholder votes to approve the compensation of the NEOs. We are recommending that Say-on-Pay advisory votes be held annually.

Pursuant to the “Say-on-Pay Proposal” included in this Proxy Statement, our shareholders will also be voting for the first time on an advisory basis to approve the compensation of the NEOs. We will consider the outcome of the Say-On-Pay and Say-On-Frequency advisory votes when making compensation decisions regarding the NEOs.

Details of Compensation Program
The nature of the Company’s operations and competitive considerations have led the Compensation Committee to adopt a compensation program that we believe is comparable to compensation programs widely used in the Construction and Engineering Services industries and other allied industries. To accomplish our objectives, our compensation program is designed to respond to changing market conditions and to offer a broad spectrum of compensation opportunities. Performance is the critical component of our program, and both individual and overall Company performance can impact an NEO’s level of compensation on an annual basis.

Why We Pay Each Element
The elements of executive compensation for the NEOs and the purpose for providing each element are described below:

Element	Purpose	Summary of Features

Base Salary	•Recognize leadership responsibilities and value of executive’s role to the Company. •Serve as a competitive compensation foundation.
•Targeted at 50th percentile of relevant peer group companies.
•Adjustments are made based upon the value of the position to the business, individual performance and pay relative to the appropriate market.

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Element	Purpose	Summary of Features
Annual Cash Incentives	•Encourage and reward NEO contributions in achieving short-term performance goals, including important social goals of safety. •Align management interests with customers and stockholders.
•No awards paid unless at least 50% of target free cash flow and Adjusted EBITDA performance is achieved.
•Awards paid out annually in cash.
•Award values are subject to downward adjustment to avoid windfalls and maintain internal equity.

Long-Term Cash Incentives	•Provide NEOs with incentive to achieve long-term performance goals. •Align management interests with those of our stockholders. •Retain management with awards subject to long-term service vesting.	•Due to the planned Centuri IPO, the performance-based long term cash awards are earned based on enterprise value performance of Centuri during 2024, with a three year graded vesting schedule.
Executive Health, Welfare and Retirement Benefits	•Provide executives reasonable and competitive benefits. •Encourage savings for retirement.
•Health and welfare benefits consistent with standard benefits provided to all employees.
•401(k) plan and nonqualified deferred compensation plans allow for deferral of compensation and company contributions.

Employment Agreements
•Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control.
•Provide an incentive to enter into executive employment relationship.
•Protect the Company’s interests.
•Two-year term, with automatic renewal. •Provides change in control severance and severance outside of change in control. •Non-competition and non-solicitation restrictive covenants.
Interim CEO Consulting Agreement	•Ensure proper leadership until a permanent successor CEO had been chosen. •Provide an incentive to enter into consulting relationship. •Protect the Company’s interests.	•Six-month term with possible extensions. •Non-competition and non-solicitation restrictive covenants.

Base Salaries
Salaries for the NEOs are established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer group for similar positions. The competitive market processes and data regarding the 50th percentile pay level of peer companies were used by the Compensation Committee to help ensure that salaries are reasonable, competitive and properly address position responsibilities. The market data on the range of salaries at the peer companies serves as a reference point and provides information on the range of competitive pay levels and current compensation practices in our industry. Salaries are reviewed annually and are subject to an adjustment to maintain alignment with the market and to reflect changes in individual responsibilities, performance, and experience.

In 2024, the Southwest Gas Compensation Committee approved merit increases for our NEOs to reflect performance achievements and to ensure market competitiveness. Mr. Izenstark received a base salary increase of $120,000 in connection to his promotion to CFO. The following table shows our NEOs’ 2023 annual base salaries, 2024 annual base salaries and the percentage of their base salary increases in 2024, if any:

	2023 Annual Base Salary(1) ($)	2024 Annual Base Salary(2) ($)	% of Base Salary Increase(3)
Christian I. Brown	n/a	1,050,000	n/a
Paul J. Caudill(4)	n/a	n/a	n/a
William J. Fehrman	n/a	1,045,000	n/a
Paul M. Daily	810,000	810,000	—%
Gregory A. Izenstark	320,000	440,000	37.5%
Stephen J. Adams	525,000	525,000	—%
James W. Connell Jr.	425,000	442,000	4.0%
Robert C. Lyons	565,000	565,000	—%
Jason S. Wilcock	400,000	424,000	6.0%
(1)Messrs. Brown, Caudill, Fehrman were not employees of the Company in 2023.
(2)The amount represents each NEO’s 2024 annual base salary without taking into account their termination (for Mr. Fehrman, termination as of July 31, 2024, for Mr. Daily, termination as of January 31, 2024, for Mr. Adams termination as of July 3, 2024, and for Mr. Lyons, termination as of February 2, 2024.)

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(3)Messrs. Brown, Caudill, Fehrman did not receive base salary increases in 2024 as they were hired in 2024. Mr. Daily did not receive a base salary increase in 2024 due to his planned retirement, which was announced in 2023. Messrs. Adams and Lyons did not receive a base salary increase due to their terminations during the year. Messrs. Connell and Wilcock both received modest increases to keep their base salaries competitive with the market.
(4)Pursuant to the Interim CEO Consulting Agreement, Mr. Caudill received a monthly stipend of $275,000 (the "Consulting Fees") from July 31, 2024 to December 31, 2024.

Annual Incentive Compensation
Our NEOs had the opportunity to earn annual cash incentive awards tied to the achievement of financial and safety metrics which support our business strategy and enhance our value. The Compensation Committee established target incentive opportunities, expressed as a percentage of each NEO’s base salary, primarily based on the competitive compensation benchmarking. Depending on the level of achieved performance, each NEO may earn between 0% and 170% of their target incentive opportunity. The table below shows each NEO’s 2024 target incentive opportunity expressed in terms of a percentage of the NEO's base salary and a target dollar amount:

	2024 Annual Incentive Target (% of Base Salary)	2024 Annual Incentive Target ($)
Christian I. Brown	110%	—
Paul J. Caudill(1)	n/a	—
William J. Fehrman	110%	1,149,500
Paul M. Daily	110%	891,000
Gregory A. Izenstark	75%	330,000
Stephen J. Adams	75%	393,750
James W. Connell Jr.	75%	331,500
Robert C. Lyons	100%	565,000
Jason S. Wilcock	75%	318,000
(1)Pursuant to the Interim CEO Consulting Agreement, Mr. Caudill was not eligible to participate in the Annual Incentive Plan.

Annual Incentive Compensation 2024 Performance Metrics. For our 2024 annual incentive opportunity, the Compensation Committee adopted two financial performance metrics (free cash flow and Adjusted EBITDA) and two safety goals. The selected performance metrics remain unchanged from 2023, except for the addition of Adjusted EBITDA, while the additional safety goals were Days Away From Work, Restricted or Transferred, or “DART” and Total Recordable Incident Rate, or “TRIR”. The Compensation Committee added Adjusted EBITDA as a performance metric for our 2024 annual incentive program as it provides a clear picture of Centuri’s core operational profitability. No awards are paid unless at least 50% of target free cash flow and Adjusted EBITDA is achieved.

Performance Metric		Weighting	Metric Description

Adjusted EBITDA		40%	Focuses Company management on overall financial performance. Fiscal 2024 Target: Aligned to Company's business plans and budgets.
Free Cash Flow		40%	Focuses Company management on creating value by growing earnings and prudently managing capital expenditures. Fiscal 2024 Target: Aligned to Company's business plans and budgets.
Safety		20%
DART incident rate, which is the industry standard measurement for safety, and TRIR to ensure both incident frequency and severity measures are considered.

Fiscal 2024 Targets: TRIR maximum and target remained the same but minimum was set to require improvement from fiscal 2023. DART required improvement from fiscal 2023 for all levels of goals.

▪DART	10%
▪TRIR	10%
Calculation of Annual Incentive Awards. Actual awards for each measure are determined as of year-end by comparing Centuri's performance to the threshold, target and maximum levels adopted by the Compensation Committee for each performance measure. When threshold performance for any measure is achieved, the portion of the award with respect to that measure is earned. Award payouts can range from 65% (at threshold) to 170% (at maximum) of the assigned target incentive opportunity for each measure, based on where actual results fall in the range from threshold to target to maximum. We determine actual payouts through linear interpolation.

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The thresholds, targets and maximums and actual results under the performance measures for fiscal 2024 are set forth below:

Measure	Threshold	Target	Maximum	Actual(1)	Weighting	Payout (% of target)(2)
Adjusted EBITDA	$216.2 million	$270.2 million	$310.7 million	$233.5 million	40%	76.2%
Free Cash Flow	$120.1 million	$150.1 million	$172.6 million	$136.8 million	40%	84.5%
Safety (DART)	0.40	0.30	0.28	0.30	10%	111.7%
Safety (TRIR)	1.31	0.93	0.60	0.91	10%	104.2%
Total						85.9%
(1)For EBITDA and Free Cash Flow, the amounts in this column are rounded to the tenth decimal place. For Safety (TRIR) the amounts in this column are rounded to the hundredth decimal place. For Safety (DART) the amounts in this column are rounded to the thousandth decimal place.
(2)Amounts in this column are rounded to the tenth decimal place.

No annual incentive awards are paid to NEOs unless 50% of target free cash flow and Adjusted EBITDA is achieved on a consolidated basis. In fiscal 2024, free cash flow and Adjusted EBITDA exceeded 50% of target on a consolidated basis, and achievements under the other performance measures aggregated for a payout of 85.9% of the target incentive award opportunity. The Adjusted EBITDA results were adjusted to remove $11 million in costs associated with strategic review costs, securitization facility transaction fees, CEO transition costs and severance expenses. The aggregated percentage payout is multiplied by the total incentive opportunity (expressed above as a percentage of base salary) to determine the overall dollar value of the incentive award.

Messrs. Daily, Izenstark, Connell and Wilcock received an annual incentive award equal to 85.9% of their respective target incentive opportunity. Messrs. Fehrman, Adams and Lyons were not eligible for an award due to their terminations. Mr. Brown was not eligible for the short-term incentive plan until the 2025 plan year. Each of the NEO’s performance was measured on a consolidated basis. Mr. Daily received an award pursuant to the CEO Employment and Separation Agreements which entitled him to a pro-rata target amount of his 2024 annual incentive.

The following table details the actual payouts associated with the fiscal 2024 annual incentive awards for the NEOs:

	Incentive Opportunities (% of salary)	Target Annual Incentive Opportunities ($)	Total Achievement of Performance Measures (% of target)(2)	Incentive Earned (% of salary)(2)	Incentive Earned* ($)
Paul M. Daily(1)	110%	891,000	8.3%	9.2%	74,220
Gregory A. Izenstark	75%	330,000	85.9%	64.4%	283,384
James W. Connell Jr.	75%	331,500	85.9%	64.4%	284,672
Jason S. Wilcock	75%	318,000	85.9%	64.4%	273,079
(1)Pursuant to the CEO Employment and Separation Agreements, Mr. Daily received a pro-rata short-term incentive plan award at the target opportunity.
(2)Amounts in these columns are rounded to the tenth decimal place.
*     Mr. Brown did not receive an annual incentive award in 2024 as he was hired in 2024 and will be eligible to participate in the annual incentive program starting in 2025. Pursuant to the Interim CEO Consulting Agreement, Mr. Caudill did not receive an annual incentive award in 2024. Messrs. Fehrman, Adams and Lyons did not receive payouts under the annual incentive program due to their departure.

2024 Long-Term Incentive Compensation

Our long-term incentive compensation aligns the interests of our NEOs with those of our stockholders by rewarding the enhancement of stockholder value and motivating retention of our NEOs. In 2024, the Centuri Compensation Committee granted to each NEO a long-term performance-based cash award with a one-year performance period. Any amount earned at the end of the performance period is subject to ratable time-based vesting over a three-year period. In addition, in 2024, the Compensation Committee granted certain of our NEOs time-lapse RSUs in connection with the successful IPO and the CEO transition, as applicable.

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The Compensation Committee set each NEO’s long-term incentive opportunity (expressed as a percentage of base salary) generally at the median of the peer group. The below table shows each NEO’s 2024 long-term incentive opportunity granted as performance-based long-term cash:

	Incentive Opportunities*
	Target Performance-based Long-Term Cash Granted in Fiscal 2024 (% of Base Salary)	Target Performance-Based Long-Term Cash Granted in Fiscal 2024 ($)
William J. Fehrman	225%	2,351,251
Paul M. Daily(1)	225%	1,822,500
Gregory A. Izenstark	140%	616,000
James W. Connell Jr.	115%	488,750
Jason S. Wilcock	135%	540,000
(1)Pursuant to the CEO Employment and Separation Agreements, Mr. Daily was eligible to receive a pro-rata long-term incentive plan award at the target opportunity.

*     Mr. Brown did not receive a performance-based long-term incentive award in 2024 as he was hired in 2024 and will be eligible to participate in the long-term incentive program starting in 2025. Pursuant to the Interim CEO Consulting Agreement, Mr. Caudill did not receive a performance-based long-term incentive award in 2024. Mr. Adams and Mr. Lyons did not receive performance-based long-term incentive awards in 2024 due to their planned separations.

The 2024 Performance-Based Long-Term Cash awards are earned based on achievement against “enterprise value” (defined below) performance goals over the one-year performance cycle ended on December 31, 2024. The Compensation Committee selected enterprise value as the performance metric for the 2024 Performance-Based Long-Term Cash awards as it provides a comprehensive picture of Centuri’s total value by taking into account both equity value (market capitalization) and debt, which aligns with shareholders’ interest. The Compensation Committee adopted a one-year performance cycle due to the difficulty of forecasting multi-year performance goals following Centuri’s IPO.

The Compensation Committee established threshold, target and maximum performance levels for enterprise value. Target performance level was based on the Company’s business plan and budgets, taking into account such factors as budgeted capital expenditures, expected growth within the markets that the Company serves, competitive factors from other service providers and other business considerations embedded in the Company’s annual business planning process. Actual amounts earned can range from 50% to 200% of the target opportunity based on the level of achievement against enterprise value goals. No amount is earned if threshold performance is not achieved. Linear interpolation is used to compute the amount of cash earned if the performance is between two designated levels.

Any amounts earned at the end of the performance cycle are subject to the following vesting schedule: (i) 25% vests on March 15, 2025, (ii) 25% vests on January 1, 2026 and (iii) vests 50% on January 1, 2027 provided that the NEO is continuously employed through each vesting date.

As demonstrated by the table below, the Company did not achieve threshold performance over the one-year performance period ended on December 31, 2024, and, as a result, no cash awards were earned at the conclusion of that performance cycle (except for Mr. Daily, who received $50,625, which represents the pro-rata target amount of his award pursuant to the CEO Employment and Separation Agreements).

Measure	Threshold (million)	Target (million)	Maximum (million)	Actual (million)	Performance Awards Payout (% of target)
1-Year Enterprise Value	1,492	1,755	2,106	1,361	—%

Enterprise value is a non-GAAP metric and is defined as Adjusted EBITDA multiplied by ten (the multiple determined by the Southwest Gas Holdings Compensation Committee at the beginning of the performance period), minus net debt. Net debt was calculated as debt less cash and excluded operating leases recorded as debt under accounting rules. The enterprise value results were adjusted to remove $11 million in costs associated with strategic review costs, securitization facility transaction fees, CEO transition costs and severance expenses.

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Transition and New Hire Grants. In connection with the successful IPO of the Company, the Compensation Committee granted to each of Messrs. Izenstark, Connell and Wilcock time-lapse RSUs to reward their contributions in connection with the IPO and encourage their continued services to the Company. In addition, the Compensation Committee granted to each of Messrs. Brown, Fehrman and Caudill new hire time-lapse RSUs in connection with their employment or engagement to incentivize them to join the Company.

•Time-Lapse Restricted Share Units for Mr. Brown. Mr. Brown received a time-lapse RSUs relating to 72,992 shares of Common Stock on December 3, 2024 in connection with his hiring. The award vests over three years, with 40% on December 3, 2025, 30% on December 3, 2026 and 30% on December 3, 2027.
•Separation Event Sign-on Grant of Restricted Share Units for Mr. Fehrman. Pursuant to his Offer Letter, Mr. Fehrman received a grant of time-lapse RSUs relating to shares of Common Stock on April 22, 2024. The award was forfeited following Mr. Fehrman's resignation.
•Time-Lapse Restricted Share Units for Mr. Caudill. In connection with Mr. Caudill's consulting agreement, he was granted 26,315 time-lapse RSUs relating to shares of Common Stock on July 1, 2024, which was scheduled to vest one-year after the grant on July 1, 2025.
•IPO Bonus Time-Lapse Restricted Share Units. On May 12, 2024 in connection with the successful IPO of the Company, Messrs. Izenstark, Connell and Wilcock each received a grant of time-lapse RSUs relating to shares of Common Stock in the amounts of 40,404, 6,060 and 30,303, respectively. These awards vest on May 12, 2025, one year following the grant date.
•Retention Restricted Share Units for Mr. Connell. On July 30, 2024, Mr. Connell received a grant of 19,011 time-lapse RSUs relating to 19,011 shares of Common Stock as a retention award. The award vests on January 30, 2026, 18 months from the grant date.

2022-2023 Long-Term Incentive Compensation

In fiscal 2022, Messrs. Daily, Adams, Connell, Lyons and Wilcock only received time-lapse RSU grants relating to Southwest Gas Holdings common shares (“Southwest RSUs”) as long-term incentive compensation, due to the announced intention of Southwest Gas Holdings in early 2022 to pursue a sale or spin-off of Centuri, and a decision in late 2022 by the Southwest Gas Holdings Board of Directors to pursue a spin-off. In fiscal 2022, Mr. Izenstark received a time-lapse long-term cash award. In fiscal 2023, Messrs. Daily, Adams, Connell, Lyons and Wilcock received Southwest RSUs and Southwest Performance Share Unit grants relating to Southwest Gas Holdings common shares (“Southwest PSUs”). In this same year, Mr. Izenstark received a time-lapse long-term cash award and a special time-lapse RSU grant relating to Southwest Gas Holdings common shares. See "Outstanding Equity Awards at Fiscal Year-End 2024" and "Stock Vested During 2024" for additional information on shares granted in prior years.

Perquisites
The Company provides certain perquisites to each NEO, which the Compensation Committee believes are reasonable and consistent with the objective of attracting, retaining, and motivating high-performing senior leaders. The NEOs are eligible to receive reimbursement for annual physical examinations, social club memberships, car allowances, event tickets, life insurance and reimbursement annually for financial planning, estate planning and tax preparation. Social club memberships and car allowances were phased out in 2025.

Retirement Benefits
The Company maintains two plans which provide retirement benefits for the NEOs: a 401(k) plan and a nonqualified deferred compensation plan, the Executive Deferred Compensation Plan (“EDCP”).
•Centuri 401(k) Plan. NEOs receive matching contributions from Centuri to applicable accounts in the Centuri 401(k) plan, consistent with all other employees participating in the plan. The Company matches 100% of pre-tax contributions up to the first 3% of base salary and 50% on the next 4%. All matching contributions are subject to certain limits as determined by law.
•EDCP. Under the nonqualified deferred compensation plan maintained by the Company, certain employees, including NEOs, are permitted to voluntarily defer receipt of up to 80% of base salary and up to 80% of other cash compensation. Employer matching contributions in the deferred compensation plan are equal to the first 5% of the salary compensation deferred by the employee under the plan. Matching contributions vest immediately. Participants may allocate deferred cash amounts among (i) a group of notional accounts that mirror the gains and/or losses of various investment alternatives that do not provide for above-market or preferential earnings and (ii) an account with returns based on Centuri’s financial performance (“LTCIP Fund”). NEOs must invest at least 25% of their annual incentive compensation in the LTCIP Fund until the NEO meets the established investment requirement – two times base salary for Centuri’s Chief Executive Officer and one times base salary for the other NEOs. LTCIP Fund investments grow or depreciate based on Centuri’s company

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growth rate. The maximum annual loss of the LTCIP Fund is negative 5% and the maximum annual gain is 20%.The LTCIP Fund was phased out in 2024.

Executive Agreements

Centuri has entered into employment agreements with each of the NEOs (collectively, the “Employment Agreements”). The terms of the Employment Agreements, other than compensation and severance levels, are substantially consistent. The Employment Agreements provide for specified levels of severance payments and benefits upon certain employment termination events both in the absence of and following certain change in control events. The Employment Agreements also contain non-competition, non-solicitation and other restrictive covenants. In approving the Employment Agreements, Centuri considered the aggregate potential obligations under the agreements, as well as the benefits of securing non-competition, non-solicitation and other restrictive covenants included in the agreement. The Employment Agreements do not contain excise tax gross-up provisions and, instead, employ a “best net” approach under which payments and benefits are either reduced to avoid the excise tax on excess parachute payments or not reduced, in which case the executive is responsible for any excise tax, depending on which approach would result in the greatest after-tax amount being retained. See “Post-Termination Benefits” section below for a more detailed discussion of the severance payments and benefits provided under the Employment Agreements.

CEO Employment and Separation Agreements. On December 13, 2023, Southwest Gas and the Company entered into a Transition and Separation Letter Agreement (the “Daily Separation Agreement”) with Mr. Daily. Under the Daily Separation Agreement, if Mr. Daily remained employed with Centuri through the successful transition of his responsibilities to a successor or if Mr. Daily’s employment is terminated earlier (a) by the Company without cause or due to his disability, (b) by Mr. Daily for “good reason” within 24 months following a “change in control,” (c) due to Mr. Daily’s death or (d) by Mr. Daily, with or without “good reason” in calendar year 2025, by Mr. Daily providing the Company notice of termination in calendar year 2025 stating the separation date, provided that an event constituting “cause” does not then exist, Mr. Daily was entitled to (1) a retention bonus of $2.2 million, (2) pro-rata target annual incentive for the year of termination, (3) “retirement” eligibility for purposes of his long-term incentive awards, resulting in pro-rata vesting of such awards and (4) continued COBRA coverage or reimbursement of the premiums for Mr. Daily and his covered dependents until the earliest of (i) July 1, 2025, (ii) the date Mr. Daily becomes eligible for health insurance coverage from a new employer or self-employment, or (iii) the date Mr. Daily is no longer eligible to continue coverage under COBRA. At the time of entering into this agreement, we considered our need to retain Mr. Daily as the Centuri CEO until his successor was appointed. On January 12, 2024, William J. Fehrman began serving as the Centuri CEO and on January 31, 2024, and, pursuant to the Daily Separation Agreement, Mr. Daily’s employment terminated. The confidentiality, non-competition, non-disparagement and other restrictive covenants included in the employment agreement between Centuri and Mr. Daily, dated April 18, 2016 (the “Daily Employment Agreement”) remain in effect. Neither the Daily Separation Agreement nor the Daily Employment Agreement contain excise tax gross-up provisions.

See “Post-Termination Benefits” section below for a more detailed discussion of the Daily Separation Agreement.

Interim CEO Consulting Agreement. On July 15, 2024, the Company entered into an Interim CEO Consulting Agreement (the "Consulting Agreement") with Mr. Caudill. Under the Consulting Agreement effective July 31, 2024 Mr. Caudill began service as the Interim President and Chief Executive Officer with the duties, responsibilities and authorities customary for such a position. Under the terms of the Consulting Agreement, Mr. Caudill classified as an independent contractor and not as an employee. The initial term of the agreement was six months, with possible extensions of successive one-month periods until a successor Chief Executive Officer had been appointed. The agreement provided for a monthly stipend of $275,000 in arrears, reasonable business expense reimbursement and an equity incentive award valued at $500,000. The Consulting Agreement also contained non-solicit, non-competition and other restrictive covenants. On December 3, 2024, Christian I. Brown began serving as the Centuri CEO and on December 31, 2024, Mr. Caudill's Consulting Agreement concluded.

Mr. Adams Separation Agreement. On July 2, 2024, the Company entered into a Separation Agreement (the "Adams Separation Agreement") with Mr. Adams. Under the Adams Separation Agreement, the Company and Mr. Adams ended his employment on an amicable basis. Mr. Adams was paid $1,050,000, an amount equal to 24 months of his then current annual base salary. See “Post-Termination Benefits” section below for a more detailed discussion of Adams Separation Agreement.

Mr. Lyons Separation Agreement. On February 7, 2024, the Company entered into a Separation Agreement (the "Lyons Separation Agreement") with Mr. Lyons. Under the Lyons Separation Agreement, the Company and Mr. Lyons ended his employment on an amicable basis. Mr. Lyons was paid $1,130,001, an amount equal to 24 months of his then current annual base salary. See “Post-Termination Benefits” section below for a more detailed discussion of the Lyons Separation Agreement.

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Non-employee Director Stock Ownership Requirement
To better align the interests of the Board with those of all stockholders, the Company's RSU award agreements for non-employee directors contain a clause that requires awardees to accumulate a certain amount of Common Stock as a condition for their RSU award. Based on this requirement, non-employee directors are required to accumulate at least five times the value of their annual cash retainer in Common Stock within five years of being elected to the Board. All non-employee directors are currently in compliance with this ownership requirement.

Policies and Practices Regarding Equity Grants
The Compensation Committee makes annual equity awards at approximately the same time each year. We do not have any program, plan, or obligation that requires us to grant equity awards on specified dates. Historically, the Southwest Gas Holdings Compensation Committee granted equity awards to our existing executive officers and employees at least annually and periodically to newly-hired employees upon the commencement of their employment. The Compensation Committee does not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs. Equity awards may occasionally be granted following a significant change in job responsibilities or to meet other special retention or performance objectives.

Clawback Policy
On March 21, 2024, the Board approved a clawback policy for executive officers, in compliance with NYSE rules and SEC regulations. The Company’s clawback policy allows the Company to recoup the value of any erroneously awarded incentive compensation paid and granted, earned, or vested based wholly or partly on the attainment of performance conditions containing financial reporting measures, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws. The clawback policy covers any erroneously awarded incentive compensation received during the three completed fiscal years preceding the date on which the Company is required to prepare such accounting restatement and covers, among other types of incentive compensation, annual cash incentives and long-term incentive awards. Administration of the Company’s clawback policies is the responsibility of the Centuri Compensation Committee.

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COMPENSATION COMMITTEE REPORT
As a part of the Compensation Committee’s duties, it is charged with the responsibility of producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this Proxy Statement. This report is based on the Compensation Committee’s review of the Compensation Discussion and Analysis and the discussion of its content with management.

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation Committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that this Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2024, and this Proxy Statement.

Compensation Committee

Andrew W. Evans (Chair)
Karen S. Haller
Anne L. Mariucci
Charles R. Patton

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EXECUTIVE COMPENSATION TABLES

2024 Summary Compensation Table
The following table includes information concerning compensation awarded to, earned by, and paid to our
NEOs for services rendered to Centuri during fiscal 2024 and fiscal year ended December 31, 2023 (“fiscal 2023”).

Name and Principal Position	Year	Salary ($)(1)(7)	Bonus ($)(10)(11)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(8)(9)	Total ($)
Christian I. Brown	2024	80,769	500,000	1,499,986	—	—	—	2,080,755
President and Chief Executive Officer	2023
Paul J. Caudill	2024	2,010,000	—	499,985	—	—	—	2,509,985
Former Interim Chief Executive Officer	2023
William J. Fehrman	2024	614,943	—	4,628,567	—	—	68,099	5,311,609
Former President and Chief Executive Officer	2023
Paul M. Daily	2024	77,885	2,200,000	—	124,845	520	16,288	2,419,538
Former President and Chief Executive Officer	2023	806,308	—	1,850,480	1,350,786	3,961	104,195	4,115,730
Gregory A. Izenstark	2024	440,000	—	1,025,858	384,884	—	74,851	1,925,593
Executive Vice President, Chief Financial Officer	2023	316,423	100,000	319,982	300,027	—	65,459	1,101,891
Stephen J. Adams	2024	266,539	—	—	—	947	1,092,907	1,360,393
Former President of Centuri Power Group	2023	511,154	202,500	613,019	480,830	1,018	72,735	1,881,256
James W. Connell Jr.	2024	438,731	—	453,857	284,672	4,435	82,167	1,263,862
Executive Vice President, Chief Commercial and Strategy Officer	2023
Robert C. Lyons	2024	54,327	—	—	—	12,265	1,145,001	1,211,593
Former Executive Vice President and Chief Operating Officer	2023	562,693	250,000	1,003,930	821,039	1,071	89,755	2,728,488
Jason S. Wilcock	2024	419,385	—	769,393	273,079	3,137	68,564	1,533,558
Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary	2023	385,295	50,000	479,754	442,077	9	62,504	1,419,639
(1)Amounts shown in this column include any amounts deferred by the NEOs into 401(k) and nonqualified deferred compensation plans.
(2)Amounts shown in this column represent the aggregate grant date fair value of awards of Southwest PSUs and Southwest RSUs relating to Southwest Gas Holdings common shares granted in 2023 and time-lapse RSUs granted in 2024. In 2023 for Messrs. Daily, Adams, Lyons and Wilcock the amounts include the grant date fair value of time-lapse RSUs with three-year cliff vesting on January 1, 2026, assuming all vesting requirements are met, and the grant date fair value of Southwest PSUs that vest on January 1, 2026, subject to the achievement of performance conditions and other vesting requirements. The Southwest PSUs granted in fiscal 2023 had a one-year performance cycle and vest three years after they were granted, based upon the achievement of Centuri free cash flow goal during 2023, and vest three years after they were granted. The Southwest PSUs were achieved at 149.8% of the target value. In 2023 for Mr. Izenstark, the amount represents the grant date fair value of his special time-lapse RSUs that vest over three years, with 40%, 30% and 30% vesting on each of December 31, 2024, December 31, 2025 and December 31, 2026, respectively, assuming all vesting requirements are met. In 2024 for Mr. Brown, the amount represents the grant date fair value of his time-lapse RSUs that vest over three years, with 40%, 30% and 30% vesting on each of December 3, 2025, December 3, 2026 and December 3, 2027, respectively, assuming all vesting requirements are met. In 2024 for Mr. Caudill, the amount includes the grant date fair value of time-lapse RSUs with one-year cliff vesting on July 1, 2025, assuming all vesting requirements are met. In 2024 for Mr. Fehrman, the amount represents the grant date fair value of his time-lapse RSUs that vest over three years, with 40%, 30% and 30% vesting on each of January 12, 2025, January 12, 2026 and January 12, 2027, respectively, assuming all vesting requirements are met. In 2024 for Messrs. Izenstark and Wilcock, the amounts include the grant date fair value of time-lapse RSUs with one-year cliff vesting on May 12, 2025, assuming all vesting requirements are met. In 2024 for Mr. Connell the amount includes the grant date fair value of time-lapse RSUs with one-year cliff vesting on May 12, 2025, assuming all vesting requirements are met, and the grant date fair value of time-lapse RSUs with eighteen-month cliff vesting on January 30, 2026, assuming all vesting requirements are met. In each case, the amounts were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the Common Stock share price on the date of grant. The value ultimately realized by the NEO upon actual vesting of the awards may or may not be equal to this determined value. The assumptions used to calculate these amounts with respect to the time-lapse RSUs relating to shares of Common Stock are the closing price on the grant date multiplied by the units granted. The assumptions used to calculate these amounts with respect to Southwest PSUs and Southwest RSUs are included in “Note 9 - Share-Based Compensation” included in the footnotes to the consolidated financial statements in Southwest Gas’s 2024 Annual Report on Form 10-K. However, as required, the amounts shown in this column exclude the impact of estimated forfeitures. Values of Southwest PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which was determined to equal the target level of performance. The maximum potential value of the Southwest PSUs, assuming the highest level of performance achievement, is as follows: for Mr. Daily, $1,110,288; for Mr. Lyons, $602,358; for Mr. Adams, $367,812; and for Mr. Wilcock, $287,852. Upon settlement, Southwest Gas shares of common stock are issued for each earned Southwest

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PSU. Award agreements for Southwest PSUs and Southwest RSUs give the right to receive dividend equivalent payments as and when dividends are paid on Southwest Gas shares of common stock. The time-lapse RSUs relating to shares of Common Stock give the right to receive dividend equivalent payments as and when dividends are paid on Common Stock. Such dividends are reallocated into additional equity awards of the same type and with the same vesting schedule as the original award, as applicable.
(3)For 2024, amounts shown in this column represent the annual incentive cash awards paid in 2025 for services performed in 2024. For Messrs. Daily, Izenstark, Connell and Wilcock, the amount of 2024 annual cash award earned was $74,220, $283,384, $284,672 and $273,079, respectively. For Mr. Izenstark, the amount also includes time-lapse long-term incentive cash awards for the three-year period beginning in 2022 and paid in 2025 in the value of $101,500. For Mr. Daily, the amount also includes the prorated vested performance-based long-term incentive cash award granted in 2024 in the value of $50,625, pursuant to the Daily Separation Agreement. For 2023, amounts in this column represent the annual incentive cash awards paid in 2024 for services performed in 2023 and long-term incentive cash awards for the three-year performance period beginning in 2021 and paid in 2024. For Messrs. Daily, Izenstark, Lyons, Adams and Wilcock, the amount of 2023 annual cash award amounts was $1,260,338, $248,956, $799,204, $391,766, and $424,356, respectively. For Messrs. Daily, Izenstark, Lyons, Adams and Wilcock, the amount of long-term incentive cash award amounts was $90,448, $51,071, $21,835, $89,064, and $17,721, respectively.
(4)The above-market interest (in excess of 120% of the applicable federal long-term rate with compounding) earned by the NEOs on executive deferral plan balances for fiscal 2024 are as follows:

Above-Market Interest ($)
Christian I. Brown	—
Paul J. Caudill	—
William J. Fehrman	—
Paul M. Daily	520
Gregory A. Izenstark	—
Stephen J. Adams	947
James W. Connell Jr.	4,435
Robert C. Lyons	12,265
Jason S. Wilcock	3,137
(5)Employer contributions under the Centuri 401(k) and nonqualified deferral compensation plan for the NEOs in fiscal 2024 were as follows:

Employer Contributions ($)
Christian I. Brown	—
Paul J. Caudill	—
William J. Fehrman	17,250
Paul M. Daily	7,279
Gregory A. Izenstark	40,928
Stephen J. Adams	25,308
James W. Connell Jr.	40,698
Robert C. Lyons	5,732
Jason S. Wilcock	32,118
Centuri matches 100% of each NEO’s pre-tax contributions up to the first 3% of their base salary and 50% on the next 4% under its 401(k) plan. All matching contributions are subject to certain limits as determined by law. Employer matching contributions in Centuri’s nonqualified deferral compensation plan are equal to the first 5% of the salary compensation deferred under the plan.
(6)The aggregate amount of the disclosed perquisites and personal benefits to the NEOs are based on the incremental cost to Centuri. The perquisites and personal benefits for the NEOs by type and amount for fiscal 2024 are as follows:

	Car Allowance ($)	Club Dues ($)	Physicals ($)	Financial Planning ($)	Life Insurance ($)
Christian I. Brown	—	—	—	—	—
Paul J. Caudill	—	—	—	—	—
William J. Fehrman	—	—	—	—	3,349
Paul M. Daily	3,000	4,558	—	—	1,451
Gregory A. Izenstark	31,200	—	1,525	—	1,198
Stephen J. Adams	15,525	—	—	—	2,074
James W. Connell Jr.	29,900	9,808	—	—	1,761
Robert C. Lyons	3,000	5,311	—	—	957
Jason S. Wilcock	29,900	—	5,268	—	1,278
(7)Mr. Caudill received $2,010,000 as in independent contractor in consulting fees in 2024. For the months of January to June at a rate of $60,000 per month and for the months of July to December at a rate of $275,000 per month pursuant to his Interim CEO Consulting Agreement.
(8)Mr. Fehrman received a total of $47,500 in connection with his role on the Board.
(9)Messrs. Adams and Lyons received severance benefits of a lump sum equivalent to 24 months of their base pay at the time of severance. The total of these benefits for Messrs. Adams and Lyons was $1,050,000 and $1,130,001, respectively.
(10)Mr. Brown received a signing bonus in the amount of $500,000 on December 13, 2024.
(11)Mr. Daily received a retention bonus of $2,200,000 on February 13, 2024.

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Grants of Plan-Based Awards (2024)
The following table sets forth information regarding each grant of an award made under our incentive plans to our NEOs during fiscal 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christian I. Brown(3)		Annual Cash	—	—	—
	December 3, 2024	Time-Lapse RSUs							72,992	1,499,986
Paul J. Caudill(4)		Annual Cash	—	—	—
	July 1, 2024	Time-Lapse RSUs							26,315	499,985
William J. Fehrman(5)		Annual Cash	747,175	1,149,500	1,954,150
		Performance-Based Cash	1,175,626	2,351,251	4,702,502
	April 22, 2024	Time-Lapse RSUs							190,476	4,628,567
Paul M. Daily		Annual Cash	579,150	891,000	1,514,700
		Performance-Based Cash	911,250	1,822,500	3,645,000
Gregory A. Izenstark(6)		Annual Cash	214,500	330,000	561,000
		Performance-Based Cash	308,000	616,000	1,232,000
	May 10, 2024	Time-Lapse RSUs							40,404	1,025,858
Stephen J. Adams		Annual Cash	255,938	393,750	669,375
James W. Connell Jr.(7)		Annual Cash	215,475	331,500	563,550
		Performance-Based Cash	244,375	488,750	977,500
	May 10, 2024	Time-Lapse RSUs							6,060	153,863
	July 30, 2024	Time-Lapse RSUs							19,011	299,994
Robert C. Lyons		Annual Cash	367,250	565,000	960,500
Jason S. Wilcock(8)		Annual Cash	206,700	318,000	540,600
		Performance-Based Cash	270,000	540,000	1,080,000
	May 10, 2024	Time-Lapse RSUs							30,303	769,393
(1)The amounts reflect the threshold, target and maximum amounts which could have been earned under the annual cash and the performance-based long-term cash components of our incentive compensation program. The actual amounts of annual cash incentives received by the NEOs for 2024 performance under the program are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” Annual cash incentives are described in further detail under “Executive Compensation - Compensation Discussion and Analysis - Incentive Compensation - Annual Incentive Compensation.” Performance-Based long-term cash incentives are described in further detail under “Executive Compensation - Compensation Discussion and Analysis - Incentive Compensation – Long-Term Incentive Compensation.”
(2)The amounts shown reflect the aggregate grant date fair value of time-lapse RSUs granted during fiscal 2024 calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the NEO upon the actual vesting of the RSU awards may not be equal to this determined value.
(3)In connection with his hiring, Mr. Brown was awarded a grant of time-lapse RSUs on December 3, 2024.
(4)Mr. Caudill was awarded a grant of time-lapse RSUs on July 1, 2024 pursuant to his Interim CEO Consulting Agreement.
(5)Following the successful IPO of the Company, Mr. Fehrman received a grant of time-lapse RSUs on April 22, 2024. This award was forfeited upon his resignation.
(6)On May 10, 2024, Mr. Izenstark received a grant of time-lapse RSUs in connection with the successful IPO of the Company.
(7)On May 10, 2024, Mr. Connell received a grant of time-lapse RSUs in connection with the successful IPO of the Company. On July 30, 2024, Mr. Connell received a grant of time-lapse RSUs as a retention award.
(8)On May 10, 2024, Mr. Wilcock received a grant of time-lapse RSUs in connection with the successful IPO of the Company.

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Outstanding Equity Awards at Fiscal Year-End 2024
The following table sets forth information regarding unvested time-lapse RSUs, Southwest RSUs and Southwest PSUs for each of the NEOs, outstanding as of December 29, 2024, and assuming target performance.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christian I. Brown	72,992	1,409,476	—	—
Paul J. Caudill	—	—	—	—
William J. Fehrman	—	—	—	—
Paul M. Daily	5,546	392,146	—	—
Gregory A. Izenstark	43,481	997,757	—	—
Stephen J. Adams	—	—	—	—
James W. Connell Jr.	30,429	863,019	—	—
Robert C. Lyons	—	—	—	—
Jason S. Wilcock	39,759	1,253,794	—	—
(1)There were no securities underlying either unexercised stock options, which were exercisable or unexercisable, or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2024. Share and unit values have been rounded to the nearest share or unit.
(2)The amounts in this column represent Southwest RSUs granted in fiscal 2023, time-lapse RSUs relating to shares of Common Stock granted in 2024 and Southwest PSUs granted in fiscal 2023 that have been earned as a result of achieving the performance conditions during the one-year performance cycle ended on December 31, 2023, which remain subject to time-based vesting conditions and will cliff vest on January 1, 2026, assuming all vesting conditions are met. All Southwest RSUs and Southwest PSUs granted to the NEOs prior to the IPO give the holders the right to receive dividend equivalents payments as and when dividends are paid on Southwest Gas Holdings common stock, which dividends are reallocated into additional equity awards of the same type and with the same vesting schedule as the original award. All time-lapse RSUs granted to the NEOs after the IPO give the holders the right to receive dividend equivalents payments as and when dividend are paid on shares of Common Stock, which dividends are reallocated into additional equity awards of the same type and with the same vesting schedule as the original award Amounts shown are rounded to the nearest share. Vesting provisions of time-lapse RSUs, Southwest RSUs, and Southwest PSUs following certain termination events are discussed below under “Payments upon Termination of Employment or Change in Control.” Vesting of the outstanding stock awards for each NEO is as follows:

	Awards	Vests May 12, 2025 (#)	Vests December 3, 2025 (#)	Vests December 31, 2025 (#)	Vests January 1, 2026 (#)	Vests December 3, 2026 (#)	Vests December 31, 2026 (#)	Vests December 3, 2027 (#)
Christian I. Brown	2024 Time-Lapse RSUs	—	29,197	—	—	21,898	—	21,898
Paul J. Caudill		—	—	—	—	—	—	—
William J. Fehrman		—	—	—	—	—	—	—
Paul M. Daily	2023 Southwest PSUs	—	—	—	5,546	—	—	—
Gregory A. Izenstark	Special Southwest time-lapse RSUs	—	—	1,538	—	—	1,538	—
	2024 IPO Bonus RSUs	40,404	—	—	—	—	—	—
Stephen J. Adams		—	—	—	—	—	—	—
James W. Connell Jr.	2023 Southwest time-lapse RSUs	—	—	—	3,263	—	—	—
	2023 Southwest PSUs	—	—	—	2,095	—	—	—
	2024 IPO Bonus RSUs	6,060	—	—	—	—	—	—
	2024 Retention RSUs	—	—	—	19,011	—	—	—
Robert C. Lyons		—	—	—	—	—	—	—
Jason S. Wilcock	2023 Southwest time-lapse RSUs	—	—	—	5,759	—	—	—
	2023 Southwest PSUs	—	—	—	3,697	—	—	—
	2024 IPO Bonus RSUs	30,303	—	—	—	—	—	—

Vesting provisions of time-lapse RSUs following certain termination events are discussed below under “Post-Termination Benefits.”
(3)The market value of Southwest Gas Holdings common stock was $70.71 per share, the closing price on the last trading day of 2024.
(4)The market value of Common Stock was $19.31 per share, the closing price on the last trading day of 2024.

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Stock Vested During 2024
The number of shares of Common Stock underlying time-lapse RSUs and the number of shares of Southwest Gas Holding common stock underlying Southwest RSUs and Southwest PSUs that vested during 2024 and the value realized on vesting (the market price at vesting) are shown in the following table. There were no options to purchase Common Stock outstanding during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Christian I. Brown	—	—
Paul J. Caudill	—	—
William J. Fehrman	—	—
Paul M. Daily	28,925	2,045,254
Gregory A. Izenstark	2,051	145,026
Stephen J. Adams	—	—
James W. Connell Jr.	3,464	244,966
Robert C. Lyons	—	—
Jason S. Wilcock	3,231	228,496
(1)Amounts in this column are rounded to the nearest share.

Nonqualified Deferred Compensation (2024)
We maintain nonqualified deferred compensation plans under which our NEOs are permitted to defer base salary and other cash compensation. These plans are described in detail under “Executive Compensation - Compensation Discussion and Analysis - Retirement Benefits.” The following table describes the nonqualified deferred compensation activity for each of our NEOs during fiscal 2024.

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Christian I. Brown	—	—	—	—	—
Paul J. Caudill	—	—	—	—	—
William J. Fehrman	—	—	—	—	—
Paul M. Daily	19,412	4,044	148,004	(857,075)	3,153,135
Gregory A. Izenstark	23,560	23,560	23,639	—	271,026
Stephen J. Adams	28,206	14,103	106,547	—	1,142,809
James W. Connell Jr.	164,316	23,432	50,648	—	637,640
Robert C. Lyons	416,252	2,866	127,397	(1,515,835)	842,590
Jason S. Wilcock	128,553	22,464	26,810	—	397,546
(1)Amounts shown in this column are included in the “Salary” and “Non-Equity Incentive Compensation” columns of the “Summary Compensation Table.”
(2)Deferred compensation earnings, which were above-market, and Company contributions are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns, respectively, of the “Summary Compensation Table.” Those amounts for the NEOs are as follows:

	Above-Market Interest ($)	Company Contributions ($)	Total ($)
Christian I. Brown	—	—	—
Paul J. Caudill	—	—	—
William J. Fehrman	—	—	—
Paul M. Daily	520	4,044	4,564
Gregory A. Izenstark	—	23,560	23,560
Stephen J. Adams	947	14,103	15,050
James W. Connell Jr.	4,435	23,432	27,866
Robert C. Lyons	12,265	2,866	15,131
Jason S. Wilcock	3,137	22,464	25,601

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(3)The amounts reported in this column that were previously reported as compensation to the NEOs in the Summary Compensation Table for previous years are as follows:

	2023 ($)	2024 ($)
Christian I. Brown	—	—
Paul J. Caudill	—	—
William J. Fehrman	—	—
Paul M. Daily	243,040	23,977
Gregory A. Izenstark	34,960	47,120
Stephen J. Adams	210,146	43,256
James W. Connell Jr.	—	192,182
Robert C. Lyons	97,999	431,383
Jason S. Wilcock	41,987	154,154

Post-Termination Benefits
Each of the NEOs is party to an Employment Agreement, pursuant to which the NEO is entitled to benefits upon the occurrence of specified termination events, both following and in the absence of a change in control. Southwest Gas Holdings and Centuri entered into the Daily Separation Agreement with Mr. Daily on December 13, 2023, pursuant to which he became entitled to a retention bonus of $2.2 million and certain additional benefits if he remained employed through the successful transition of his duties to a new Centuri chief executive officer or if his employment were to be terminated earlier under certain scenarios described in the Daily Separation Agreement. Regardless of the manner in which an NEO’s employment is terminated, the officer is entitled to receive the amount of any accrued but unpaid base salary and amounts contributed (or otherwise vested) under 401(k) or nonqualified deferred compensation plans. Because Mr. Caudill's consulting agreement concluded as of December 31, 2024 and he did not receive any severance benefits in connection with his termination, his arrangement is not discussed in this section. Because Mr. Fehrman resigned on July 31, 2024 and did not receive any severance benefits in connection with his resignation, his arrangement is not discussed in this section either. Mr. Adams and Mr. Lyons were terminated on February 2, 2024 and July 3, 2024, respectively, and received certain severance benefits. These benefits are discussed below in section "Adams Separation Agreement" and "Lyons Separation Agreement".

Following a Change in Control
For Messrs. Brown, Izenstark, Connell and Wilcock the change in control provision of each NEO’s Employment Agreement is triggered by certain termination events occurring within 24 months following a change in control of the Company. Covered termination events include (i) a termination of employment by the employer for any reason other than the NEOs’ death, disability or for cause and (ii) a resignation by the NEO for good reason, which includes a significant reduction after the change in control in the NEO’s authority, duties, responsibilities or compensation, a material breach by the Company of the Employment Agreement terms, including a change in work location, failure to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value of all such compensation, retirement or benefit plans and policies is not materially less than their aggregate value as in effect at any time during the 120-day period before a change in control, the Company providing notice that the term of the agreement will not be renewed, or the failure by the successor entity in the change in control to provide notice that it will honor and abide by the terms of the Employment Agreement. If one of the aforementioned termination events occurs within 24 months after a change in control or if the NEO’s employment is terminated by the Company before the change in control, but it can be shown that the termination was at the direction or request of a third party that had taken steps reasonably calculated to effect the change in control thereafter, or otherwise occurred in connection with, or in furtherance of, the change in control(referred to as a “Double-Trigger Event”), the affected NEOs would receive the following benefits (as applicable):
•Full vesting acceleration with respect to any unvested time-lapse RSUs;
•For Mr. Brown, full vesting acceleration at the target level performance with respect to any unvested performance-based equity awards;
•A lump sum payment equal to the sum of:
◦a multiple (3x for Mr. Brown and 2x for Messrs. Izenstark, Connell and Wilcock) of the NEO’s salary;
◦for Mr. Brown, a 3x multiple of his target short-term cash annual incentive opportunity at the time of termination;
◦an amount equal to 100% of the target amount of any Centuri short-term incentive compensation opportunities (calculated as of the date of termination, or if greater, the change in control) for (x) the plan year preceding the date of termination and (y) a period of 24 months for Messrs. Izenstark, Connell and Wilcock following the date of termination (the “Severance Period”);

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◦full cost of health and dental coverage for the employee and dependents and the full cost of replacement disability and life insurance for the Severance Period for Messrs. Izenstark, Connell and Wilcock;
•Outplacement services of up to $30,000 for each of Messrs. Izenstark, Connell and Wilcock.

A change in control with respect to Centuri generally includes the following: the sale of substantially all of the operating assets of Centuri and its subsidiaries; the acquisition of more than 50% of the stock of Centuri by a group of stockholders or an entity which acquires control of Centuri; a merger or consolidation of Centuri with any other entity other than a merger or consolidation which would result in the voting securities of Centuri, as applicable, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of Centuri, as applicable, or the surviving entity outstanding immediately after such merger or consolidation; acquisition by one person or a group of persons of at least 30% of the combined voting power of Centuri Holdings’ stock; or, during any two-year period, replacement of at least 50% of the Centuri Holdings directors unless the election of each new director was approved by a vote of at least three-fourths of the directors then still in office who were directors at the beginning of such period.

Each NEO’s employment agreement contains non-compete and non-solicitation provisions, which apply during their employment and for a period after employment ends of two years for Messrs. Brown, Izenstark, Connell and Wilcock, and also contains confidentiality and non-disparagement provisions. The NEOs’ severance payments are also subject to a release of claims against Centuri.

The equity awards and long-term incentive awards held by the NEOs are not subject to automatic accelerated vesting upon a change in control, absent a Double Trigger Event.

Under the assumption that a Double Trigger Event occurred on December 29, 2024, based on the terms of the terms of the Employment Agreements and Centuri’s long-term incentive program, it is estimated that the NEOs would have received the compensation presented in the following table

Name	Salary ($)	Incentive Compensation ($)	Welfare Benefits ($)	LTI Acceleration ($)(1)	Outplacement Services ($)	Total ($)
Christian I. Brown	3,150,000	3,465,000	—	1,409,476	—	8,024,476
Paul J. Caudill	—	—	—	—	—	—
William J. Fehrman	—	—	—	—	—	—
Paul M. Daily	—	—	—	—	—	—
Gregory A. Izenstark	880,000	1,892,000	61,619	1,796,457	30,000	4,660,076
Stephen J. Adams	—	—	—	—	—	—
James W. Connell Jr.	884,000	1,679,600	62,746	1,351,769	30,000	4,008,115
Robert C. Lyons	—	—	—	—	—	—
Jason S. Wilcock	848,000	1,780,800	61,779	1,793,794	30,000	4,514,373
(1)For Messrs. Brown, Izenstark, Connell and Wilcock, upon a Double Trigger Event, all of the NEOs’ 2023 Southwest RSUs, Southwest PSUs, 2023 time-lapse long-term cash award, Mr. Izenstark’s special 2023 Southwest RSUs, Mr. Brown's initial 2024 time-lapse RSUs, Messrs. Izenstark, Connell and Wilcock's 2024 IPO Bonus time-lapse RSUs and Mr. Connell's 2024 retention time-lapse RSUs would fully vest. If a Double Trigger Event occurred within the performance period for the 2024 performance-based long-term cash (which is the case if such termination occurred on December 29, 2024), a pro-rata portion of the NEOs’ 2024 performance-based long-term cash would vest based on target level of performance, with such pro-rata portion determined by multiplying the ratio of actual months of service in the one-year performance period by the target award granted. The value of 2023 Southwest RSUs and Southwest PSUs is based on the closing price of Southwest Gas Holdings common stock on the last trading day of fiscal 2024 ($70.71 per share). The value of 2024 time-lapse RSUs is based on the closing price of Common Stock on the last trading day of fiscal 2024 ($19.31 per share). The value of the 2023 Southwest RSUs that the NEOs would be entitled to receive would be as follows: $230,754 for Mr. Connell and $407,213 for Mr. Wilcock. The value of the 2023 Southwest PSUs that the NEOs would be entitled to receive would be as follows: $148,144 for Mr. Connell and $261,430 for Mr. Wilcock. The value of the 2023 time-lapse long-term cash award that Mr. Izenstark would be entitled to receive would be $182,700. The value of Mr. Izenstark’s special 2023 Southwest RSUs that he would be entitled to receive would be $217,556. The value of Mr. Brown’s initial 2024 time-lapse RSUs that he would be entitled to receive would be $1,409,476. The value of the 2024 IPO Bonus time-lapse RSUs that the NEOs would be entitled to receive would be as follows: $780,201 for Mr. Izenstark, $117,019 for Mr. Connell and $585,151 for Mr. Wilcock. The value of Mr. Connells’s 2024 retention time-lapse RSUs that he would be entitled to receive would be $367,102. The value of the 2024 performance-based long-term cash that the NEOs would be entitled to receive would be as follows: $616,000 for Mr.Izenstark, $488,750 for Mr. Connell, and $540,000 for Mr. Wilcock. The amounts above include dividends equivalents accrued on time-lapse RSUs, Southwest RSUs and Southwest PSUs.

Absent a Change in Control
Incentive programs for Messrs. Brown, Izenstark, Connell and Wilcock and the Employment Agreements provide for vesting of awards upon the occurrence of a termination without cause, for good reason, or due to death, disability or retirement in the absence of a change in control. None of the NEOs were eligible for retirement as of December 29, 2024. The following table

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shows the estimated payments and benefits that would be paid by Centuri to Messrs. Brown, Izenstark, Connell and Wilcock as a result of a termination of employment under these scenarios.

Name	Termination without Cause or for Good Reason ($)	Termination Due to Disability ($)	Termination Due to Death ($)
Christian I. Brown	5,819,476	1,409,476	1,409,476
Paul J. Caudill	—	—	—
William J. Fehrman	—	—	—
Paul M. Daily	—	—	—
Gregory A. Izenstark	1,222,226	2,519,841	2,079,841
Stephen J. Adams	—	—	—
James W. Connell Jr.	1,227,514	2,078,441	1,636,441
Robert C. Lyons	—	—	—
Jason S. Wilcock	1,179,921	2,490,873	2,066,873

•Annual Incentive Payments Made Upon Death or Disability. Centuri’s short-term incentive plan generally requires the participants to be employed by Centuri on the date that the awards are paid to receive the awards. Under Centuri’s short-term incentive plan, if employment terminates prior to the payment date as a result of death, disability, or retirement, the participants may receive a prorated portion of the award in the discretion of Centuri’s CEO. If Messrs. Brown, Izenstark, Connell or Wilcock's employment had terminated on December 29, 2024, as a result of death or disability and Centuri’s CEO had determined to award prorated payouts under Centuri’s short-term incentive plan, each NEO would have been eligible to receive a full annual incentive plan award because December 29, 2024 was the final day of the applicable performance period. The value for this payout is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
•Long-Term Cash Incentive Payments Made Upon Death or Disability. Under his 2023 time-lapse cash award agreement, Mr. Izenstark’s 2023 time-lapse long-term cash award would fully vest upon a termination due to death or disability, the value of which would be $182,700. In the event of an NEO’s death or disability that occurs during the performance cycle, a pro-rata portion of the 2024 performance-based long-term cash award would vest based on target level of performance, with the cash that would vest determined by multiplying the ratio of actual months of service in the one-year performance period by the target amount of performance-based long-term cash award granted. Assuming a termination due to death or disability occurred on December 29, 2024, the value of the 2024 performance-based long-term cash that each NEO would have been entitled to would be as follows: $616,000 for Mr. Izenstark, $488,750 for Mr. Connell and $540,000 for Mr. Wilcock.
•Southwest PSUs. For Messrs. Connell and Wilcock, in the event of death or disability that occurs after the performance cycle, a pro-rata portion of the 2023 Southwest PSUs would vest based on actual level of performance, with the number of shares of Southwest Gas Holdings common stock that would vest determined by multiplying the ratio of actual months of service in the three-year performance period by the actual number of Southwest PSUs earned. Assuming a termination due to death or disability occurred on December 29, 2024, the value of the 2023 Southwest PSUs that each NEO would have been entitled to would be as follows: $148,144 for Mr. Connell and $261,430 for Mr. Wilcock. The values of the 2023 Southwest PSUs above were calculated based on a stock price of $70.71 per share (the closing price of Southwest Gas Holdings common stock on the last trading day of fiscal 2024). The above amounts do include dividend equivalents on the Southwest PSUs.
•Time-Lapse RSUs. For Messrs. Brown, Izenstark, Connell and Wilcock, in the event of an NEO’s death or disability, the 2023 Southwest RSUs (including the special 2023 Southwest RSUs granted to Mr. Izenstark) would become fully vested and the 2024 time-lapse RSUs relating to shares of Common Stock (including the initial 2024 time-lapse RSUs granted to Mr. Brown, the 2024 IPO Bonus time-lapse RSUs granted to Messrs. Izenstark, Connell and Wilcock and the 2024 retention time-lapse RSUs granted to Mr. Connell) would become fully vested. Assuming a termination due to death or disability occurred on December 29, 2024, (i) the value of the 2023 Southwest RSUs that the NEOs would be entitled to receive would be as follows: $217,556 for Mr. Izenstark, $230,754 for Mr. Connell and $407,213 for Mr. Wilcock and (ii) the value of the 2024 time-lapse RSUs relating to shares of Common Stock that the NEOs would be entitled to receive would be as follows: $1,409,476 for Mr. Brown, $780,201 for Mr. Izenstark, $484,121 for Mr. Connell ($117,019 for the 2024 IPO Bonus time-lapse RSUs and $367,102 for 2024 retention time-lapse RSUs) and $585,151 for Mr. Wilcock. The values of the 2023 Southwest RSUs above were calculated based on a stock price of $70.71 per share (the closing price of Southwest Gas Holdings common stock on the last trading day of fiscal 2024). The values of the 2024 time-lapse RSUs related to shares of Common Stock above were calculated based on a stock price $19.31 per share (the closing price of Common Stock on the last trading day of fiscal 2024).The above amounts include dividend equivalents on the Southwest PSUs.

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•Severance Payments Made Upon Termination Without Cause or For Good Reason. For Messrs. Brown, Izenstark, Connell and Wilcock, in the event of a termination by Centuri without cause or a resignation by the NEOs for good reason, including any requirement that the NEO relocate or any material breach by the employer of the compensation provisions of the applicable Employment Agreement, the affected NEOs would receive the following benefits (as applicable):
◦a lump sum payment equal to 2x of the NEOs' base salary;
◦for Mr. Brown, a 2x multiple of his target short-term cash annual incentive opportunity at the time of termination;
◦any unpaid short-term incentive compensation for the year prior to the year of termination;
◦for Mr. Brown, full vesting acceleration with respect to any unvested time-lapse equity awards;
◦for Mr. Brown, pro-rata vesting acceleration with respect to any unvested performance-based equity awards based on actual achievement; and
◦continued health, dental and vision coverage for the NEO and his or her dependents at employee rates through the 2-year anniversary of the date of termination for Messrs. Izenstark, Connell and Wilcock.

The following table shows the estimated severance payments and benefits that would be paid by Centuri to each of the NEOs as a result of a termination without cause or for good reason under the Employment Agreements.

Name	Base Salary ($)	Incentive Compensation ($)	Welfare Benefits ($)	LTI Acceleration ($)
Christian I. Brown	2,100,000	2,310,000	—	1,409,476
Paul J. Caudill	—	—	—	—
William J. Fehrman	—	—	—	—
Paul M. Daily	—	—	—	—
Gregory A. Izenstark	880,000	283,384	58,842	—
Stephen J. Adams	—	—	—	—
James W. Connell Jr.	884,000	284,672	58,842	—
Robert C. Lyons	—	—	—	—
Jason S. Wilcock	848,000	273,079	58,842	—
•Severance Payments Upon Disability. For Messrs. Izenstark, Connell and Wilcock, in the event of a termination due to disability, each NEO’s Employment Agreement provides for a severance benefit equal to one year of the NEO’s base salary. Under the assumption that a termination occurred on December 29, 2024 due to disability, the NEOs would have been entitled to the following amounts of severance benefits pursuant to their Employment Agreements: $440,000 for Mr. Izenstark, $442,000 for Mr. Connell and $424,000 for Mr. Wilcock.
•No Severance Upon Termination for Cause or Without Good Reason. In the event of a termination for cause by Centuri or a voluntary resignation by the NEO without good reason, the Employment Agreements and the incentive plans provide for no severance benefits.
•Daily Separation Agreement. On December 13, 2023, the Company and Centuri entered into the Daily Separation Agreement with Mr. Daily. The Daily Separation Agreement provides for a retention bonus and additional benefits if he remained employed with Centuri through the successful transition of his duties and responsibilities to a successor or if his employment were to be terminated earlier (a) by the Company or Centuri without cause or due to his disability, (b) by Mr. Daily for “good reason” within 24 months following a change in control of the Company or Centuri, (c) due to Mr. Daily’s death, or (d) by Mr. Daily, with or without “good reason” in calendar year 2025, provided that an event constituting “cause” does not then exist. The payments and benefits provided for under the Daily Separation Agreement included:
•a $2,200,000 retention bonus;
•continued COBRA coverage or reimbursement of the premiums for Mr. Daily and his covered dependents until the earliest of (i) July 1, 2025, (ii) the date Mr. Daily becomes eligible for health insurance coverage from a new employer or self-employment, or (iii) the date Mr. Daily is no longer eligible to continue coverage under COBRA;
•a prorated short-term incentive award for the year of termination based on the number of full months employed; and
•“retirement” eligibility for purposes of his Southwest RSUs, Southwest PSUs, and 2024 Performance-Based Long-Term Cash.

The Daily Employment Agreement, which remains effective, except for the severance provisions contained therein, contains non-compete and non-solicitation provisions, which apply during his employment and for a period of two years after his employment ends, as well as confidentiality and non-disparagement provisions. Mr. Daily’s severance payments are also subject to a release of claims against Southwest Gas Holdings and Centuri.

Mr. Daily remained employed through the successful transitioning of duties to William J. Fehrman and, pursuant to the terms of the Separation Agreement, Mr. Daily’s employment terminated on January 31, 2024 and he became entitled to

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the amounts described above. Mr. Daily’s equity awards were not subject to automatic accelerated vesting upon a change in control.
•Adams Separation Agreement. On July 2, 2024, the Company entered into a Separation Agreement (the "Adams' Separation Agreement") with Mr. Adams. Under the Separation Agreement the Company and Mr. Adams ended his employment on an amicable basis. Mr. Adams was paid $1,050,000, an amount equal to 24 months of his then current annual base salary. The agreement also provided for:
◦any unpaid short-term incentive compensation for the calendar year 2023;
◦for the first six months following the separation date, coverage under the Company's insurance based on current elections; and
◦following that period, if employee timely elected state or federal required welfare benefit plan continuation coverage, then the Company would directly pay the cost of such continuation coverage for such coverage equal to the percentage amount that the Company would have contributed towards the cost of such coverage had Employee continued in active employment for a period no longer than 18 months.
These separation benefits are inclusive of any and all compensation that Mr. Adams may claim.
•Lyons Separation Agreement. On February 7, 2024, the Company entered into a Separation Agreement (the "Lyons' Separation Agreement") with Mr. Lyons. Under the Separation Agreement the Company and Mr. Lyons ended his employment on an amicable basis. Mr. Lyons was paid $1,130,001, an amount equal to 24 months of his then current annual base salary. The agreement also provided for:
◦any unpaid short-term incentive compensation for the calendar year 2023;
◦pursuant to the CEO's discretion under the 2021 long-term incentive plan's vesting and payment provisions, and based on Mr. Lyon's age at the time of his separation, payment to Mr. Lyons of any outstanding 2021 long-term incentive awards despite his separation from employment prior to the payment date; and
◦subject to a timely election of benefit plan continuation coverage, for a period of 24 months following the separation date, continuation of Mr. Lyons medical, dental, and vision benefit coverage for Mr. Lyons and his dependents.
These separation benefits are inclusive of any and all compensation that Mr. Lyons may claim.

Equity Compensation Plan Information
The following table provides certain information regarding options and rights outstanding under our equity compensation plans as of December 29, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	342,678(2)	—(3)	6,589,924(4)
Equity compensation plans not approved by security holders	—	—	—
Total	342,678(2)	—(3)	6,589,924(4)
(1)Includes the 2024 Omnibus Plan.
(2)Includes 342,678 shares issuable in connection with unvested restricted stock units.
(3)Restricted stock units do not have exercise prices.
(4)Includes, as of December 29, 2023, shares available under the 2024 Omnibus Plan, which provides that the maximum number of shares of Common Stock available for issuance in connection with equity awards granted thereunder is 6,589,924 shares.

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Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. Christian I. Brown, Mr. Paul J. Caudill, Mr. William J. Fehrman, and Mr. Paul M. Daily, our CEOs during the applicable time period. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For fiscal 2024, our last completed fiscal year:

•The median annual total compensation as described below, of all employees of the Company and its consolidated subsidiaries (other than our CEO) was $107,794; and
•The annual total compensation of our CEOs as listed in the Summary Compensation Table was $12,321,887, and for purposes of the pay ratio calculation, $3,200 for the employer paid portion of our CEOs' and eligible dependents’ health care, disability and life insurance benefits was added, for a total of $12,325,087. Paul Caudill received $360,000 in consulting fees that were not associated with his role as Interim CEO.
•Based on this information, for fiscal 2024, the ratio of the annual total compensation as described below, of our CEO, to the median annual total compensation of all employees, as determined pursuant to Item 402(u) of Regulation S-K, was 114 to 1, which is a reasonable estimate calculated consistent with applicable rules.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•Given the distribution of our employee population between the United States and Canada and our business segments, we used a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of the employees, we selected elements of compensation that represent “base salary” (compensation paid at the normal hourly rate, excluding overtime, for hourly employees, and base cash salary for salaried employees) as the most appropriate measure of compensation to reflect annual compensation of our employees. Such compensation elements represent the fixed portion of each employee’s compensation arrangements and are paid without regard to our financial or operational performance or individual employee workloads in a given year. This compensation measure was consistently applied to all of our employees.
•We identified the median employee as of December 29, 2024. All of our employees are located in either the United States or Canada and our CEO is based in the United States. Therefore, we did not make any cost-of-living adjustments in identifying the “median employee.”
•Because the number of our Canadian employees was less than 5% of the total number of employees as of December 29, 2024, the Canadian employees were excluded from the median employee calculation. The number of Canadian employees excluded was 310. The total number of United States and Canadian Company employees was 8,676 as of December 29, 2024 and that is the same number of employees used for the de minimis exclusion calculation.
•For our median employee, we combined all of the elements of such employee’s compensation for fiscal 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $107,794. The difference between such employee’s base salary and the employee’s annual total compensation represents the value of such employee’s overtime and other premium pay, employer contributions to a 401(k) plan, and the value of the employer’s portion of such employee’s health care, disability and life insurance benefits.

With respect to the annual total compensation of our CEOs, we used the amount listed in the Summary Compensation Table, plus $3,200 for the employer paid portion of our CEOs’ and eligible dependents’ health care, disability and life insurance benefits. Because we had four non-concurrent CEOs during the fiscal year, the combined compensation of those four CEOs was used to determine the CEO compensation used in the calculation.

54	2025 Proxy Statement

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our PEO and the other NEOs (as calculated in accordance with Item 402(v) of Regulation S-K) and certain financial performance measures for the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation - Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for CEO ($)(1)	Summary Compensation Table Total for Former CEO #1 ($)(2)	Summary Compensation Table Total for Former CEO #2 ($)(3)	Summary Compensation Table Total for Former CEO #3 ($)(4)	Compensation Actually Paid to CEO ($)(1)(7)	Compensation Actually Paid to Former CEO #1 ($)(2)(8)	Compensation Actually Paid to Former CEO #2 ($)(3)(9)	Compensation Actually Paid to Former CEO #3 ($)(4)(10)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(5)	Average Compensation Actually Paid to Non-CEO NEOs ($)(5)(11)	Value of Initial Fixed $100 Investment Based On:		GAAP Consolidated Net Loss Attributable to Common Stock ($)(13)	Adjusted EBITDA ($)(14)
											TSR(12)	Peer Group TSR (6)
2024	2,080,755	2,509,985	5,311,609	2,419,538	1,990,245	2,518,143	683,042	1,319,250	1,459,000	818,916	85.43	135.71	(6,724)	233,508
(1)Amounts shown in this column relate to Mr. Brown, who became CEO of the Company in December 2024.
(2)Amounts shown in this column relate to Mr. Caudill, who became Interim CEO of the Company in July 2024 and whose service terminated in December 2024 upon the hiring of Mr. Brown as CEO.
(3)Amounts shown in this column relate to Mr. Fehrman, who became CEO of the Company in January and resigned July 2024.
(4)Amounts shown in this column relate to Mr. Daily, who retired as CEO of the Company in January 2024.
(5)The non-chief executive officer (“CEO”) NEOs reflected in this column for 2024 were: Messrs. Izenstark, Adams, Connell, Lyons and Wilcock.
(6)The Company’s peer group for Pay Versus Performance Table purposes is the compensation peer group used in executive benchmarking (see “Executive Compensation – Compensation Discussion and Analysis – How We Determine Amounts Paid for Each Element of Compensation – Peer Group”).
(7)Compensation Actually Paid (“CAP”) was calculated according to the SEC’s definition of CAP as directed by Item 402(v) of Regulation S-K, and is not the same as compensation received. To calculate CAP to Mr. Brown, the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:

Year	Fair Value Increase of Unvested Awards Granted in Applicable Fiscal Year As of Fiscal Year End ($)	Fair Value Increase of Awards Granted in Applicable Fiscal Year that Vested in Applicable Fiscal Year as of Vesting Date ($)	Change from Prior Year End Fair Value of Unvested Awards Granted in Prior Fiscal Year to Applicable Fiscal Year End Fair Value ($)	Change from Prior Year End Fair Value of Awards Granted in Prior Fiscal Year That Vested in Applicable Fiscal Year to Vesting Date Fair Value ($)	Deduction for Awards Forfeited During Applicable Fiscal Year ($)	Deduction for Stock Awards Column in SCT ($)
2024	1,409,476	—	—	—	—	(1,499,986)
(8)CAP was calculated according to the SEC’s definition of CAP as directed by Item 402(v) of Regulation S-K, and is not the same as compensation received. To calculate CAP to Mr. Caudill, the former Interim CEO, the following amounts were deducted from and added to SCT total compensation:

Year	Fair Value Increase of Unvested Awards Granted in Applicable Fiscal Year As of Fiscal Year End ($)	Fair Value Increase of Awards Granted in Applicable Fiscal Year that Vested in Applicable Fiscal Year as of Vesting Date ($)	Change from Prior Year End Fair Value of Unvested Awards Granted in Prior Fiscal Year to Applicable Fiscal Year End Fair Value ($)	Change from Prior Year End Fair Value of Awards Granted in Prior Fiscal Year That Vested in Applicable Fiscal Year to Vesting Date Fair Value ($)	Deduction for Awards Forfeited During Applicable Fiscal Year ($)	Deduction for Stock Awards Column in SCT ($)	Deduction for Change in Pension Value in SCT ($)
2024	—	508,143	—	—	—	(499,985)	—
(9)CAP was calculated according to the SEC’s definition of CAP as directed by Item 402(v) of Regulation S-K, and is not the same as compensation received. To calculate CAP to Mr. Fehrman, the former CEO, the following amounts were deducted from and added to SCT total compensation:

Year	Fair Value Increase of Unvested Awards Granted in Applicable Fiscal Year As of Fiscal Year End ($)	Fair Value Increase of Awards Granted in Applicable Fiscal Year that Vested in Applicable Fiscal Year as of Vesting Date ($)	Change from Prior Year End Fair Value of Unvested Awards Granted in Prior Fiscal Year to Applicable Fiscal Year End Fair Value ($)	Change from Prior Year End Fair Value of Awards Granted in Prior Fiscal Year That Vested in Applicable Fiscal Year to Vesting Date Fair Value ($)	Deduction for Awards Forfeited During Applicable Fiscal Year ($)	Deduction for Stock Awards Column in SCT ($)	Deduction for Change in Pension Value in SCT ($)
2024	—	—	—	—	—	(4,628,567)	—

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(10)CAP was calculated according to the SEC’s definition of CAP as directed by Item 402(v) of Regulation S-K, and is not the same as compensation received. To calculate CAP to Mr. Daily, the former CEO, the following amounts were deducted from and added to SCT total compensation:

Year	Fair Value Increase of Unvested Awards Granted in Applicable Fiscal Year As of Fiscal Year End ($)	Fair Value Increase of Awards Granted in Applicable Fiscal Year that Vested in Applicable Fiscal Year as of Vesting Date ($)	Change from Prior Year End Fair Value of Unvested Awards Granted in Prior Fiscal Year to Applicable Fiscal Year End Fair Value ($)	Change from Prior Year End Fair Value of Awards Granted in Prior Fiscal Year That Vested in Applicable Fiscal Year to Vesting Date Fair Value ($)	Deduction for Awards Forfeited During Applicable Fiscal Year ($)	Deduction for Stock Awards Column in SCT ($)	Deduction for Change in Pension Value in SCT ($)
2024	—	—	52,382	212,885	(1,365,555)	—	—
2023
(11)CAP was calculated according to the SEC’s definition of CAP as directed by Item 402(v) of Regulation S-K, and is not the same as compensation received. To calculate average CAP to the non-CEO NEOs, the following amounts were deducted from and added to average SCT total compensation:

Year	Average Fair Value Increase of Unvested Awards Granted in Applicable Fiscal Year As of Fiscal Year End ($)	Average Change from Prior Year End Fair Value of Unvested Awards Granted in Prior Fiscal Year to Applicable Fiscal Year End Fair Value ($)	Average Change from Prior Year End Fair Value of Awards Granted in Prior Fiscal Year That Vested in Applicable Fiscal Year to Vesting Date Fair Value ($)	Average Deduction for Awards Forfeited During Applicable Fiscal Year ($)	Average Deduction for Stock Awards Column in SCT ($)	Average Deduction for Change in Pension Value in SCT ($)	Average Increase for Service Cost for Pension Plan ($
2024	369,895	—	36,025	12,776	(608,958)	(449,822)	—
2023
(12)As required by Item 402(v)(2)(iv) and Item 201(e) of Regulation S-K, the Company’s cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period (assuming dividend reinvestment) and the difference between the Company’s stock price at the end and the beginning of the measurement period by the Company’s stock price at the beginning of the measurement period.
(13)Net loss attributable to common stock in this column is the Company’s GAAP consolidated net loss attributable to common stock reflected in the Company’s audited financial statements for the applicable year. Amounts shown in thousands (000s).
(14)The Company-Selected Measure is Adjusted EBITDA, which is a non-GAAP measure. The measure reflects addbacks for certain one-time costs such as CEO transition costs, severance, A/R securitization transaction fees and IPO related costs. Amounts shown in thousands (000s).

Financial Performance Measures
The items listed in the table below represent the most important measures we used to determine CAP for 2024 to the NEOs who are officers of the Company as further described in our Compensation Discussion and Analysis within the section titled “Executive Compensation - Compensation Discussion and Analysis - Details of Compensation Program” for annual and long-term incentive compensation programs. The measures in the tables below contain all of the performance measures for the annual and long-term incentive programs for NEOs of the Company.

Most Important Performance Measures
Relative TSR	Adjusted EBITDA	Enterprise Value
Free Cash Flow	Safety (DART)	Safety (TRIR)

Analysis of Information Presented in the Pay Versus Performance Table

As described in more detail in the section “Executive Compensation - Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Centuri has only one year of CAP as a standalone publicly-traded company and, as of December 29, 2024 an approximately 8-month trading history. This limits our narrative description regarding the relationships of CAP to our performance measures. We expect to further expand our narrative descriptions regarding CAP and performance measures in future years.

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The Pay Versus Performance table above also illustrates the following:

•CAP and Cumulative and Peer Group TSR: In the approximately 8-month trading history of Centuri through December 29, 2024, Centuri TSR was (14.6%) and the peer group achieved TSR of 35.7% over the same period. We did not use TSR as a financial performance measure for the short-term and long-term cash incentive awards granted in 2024. We also did not grant any equity awards in 2024 except for the time-lapse RSUs, which were included in the Pay Versus Performance table above.
•CAP for our NEOs: 2024 CAP for our CEO, former CEOs and our non-CEO NEOs is lower than Summary Compensation Table total compensation except for Mr. Caudill. Mr. Caudill's CAP was higher based on the vesting of his equity awards versus the grant data fair value. The remainder of the group had a variety of factors why CAP was lower but the main reason was forfeitures of equity awards.
•CAP and Net Income: Centuri’s 2024 net loss attributable to common stock was $(6,724,000) compared to $(186,176,000) in 2023. Because we have only one year of CAP, we do not yet have a year-over-year comparison of CAP versus changes in net income/loss. We did not use net income/loss as a financial performance measure for the short-term and long-term incentive awards granted in 2024.
•CAP and Adjusted EBITDA: Centuri’s 2024 Adjusted EBITDA decreased to $233,508,000 from $290,325,000 in 2023. Because we have only one year of CAP, we do not yet have a year-over-year comparison of CAP versus changes in Adjusted EBITDA. Adjusted EBITDA is one measure in our 2024 short-term incentive plan with a 40% weighting.

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DIRECTOR COMPENSATION

2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Christian I. Brown	–	–	–	–
Paul J. Caudill	–	–	–	–
William J. Fehrman(3)	–	–	–	–
Paul M. Daily	–	–	–	–
Julie A. Dill	86,250	170,874	–	257,124
Andrew W. Evans	82,500	170,874	–	253,374
Karen S. Haller	146,250	170,874	–	317,124
Christopher A. Krummel	71,250	170,874	–	242,124
Anne L. Mariucci	82,500	170,874	–	253,374
Charles R. Patton	71,250	170,874	–	242,124
(1)On April 30, 2024, each director serving at that time received a stock award of 6,904 restrictive stock units which will vest immediately on April 30, 2025. The grant date fair value of the stock award was $170,874.
(2)The stock awards are valued at the closing price of Common Stock on the date of grant. The grant date fair value of the stock award granted on April 30, 2024 was based on the closing price of Common Stock of $24.75 on April 30, 2024. The amounts were determined in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts use the closing price on the grant date multiplied by the units granted.
(3)Mr. Fehrman, our former President and CEO, has been omitted from this table because he served as a NEO of the Company during 2024. Mr. Fehrman’s compensation, including any director fees he earned following his termination of employment as our President and CEO, is included in the Summary Compensation Table of this proxy statement.

Director Compensation Narrative
In 2024, the Compensation Committee conducted a review of the types and amounts of director compensation to be set for the first year. Based on that analysis, the Compensation Committee uses a retainer-based model for director cash compensation (without regular individual meeting fees) and determines the value of annual equity grants for directors based on a set dollar amount. Cash retainers are paid on a quarterly basis.

The annual cash retainer for non-employee directors is $95,000. Additional annual cash retainers for the Chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees are $20,000, $15,000 and $15,000, respectively. The additional annual cash retainer paid to our Chair of the Board is $100,000. Individual cash meeting fees are only payable when the number of meetings of the Board or a committee exceeds regularly scheduled meetings by three or more, which did not happen in 2024.

A fixed dollar value ($145,000 for 2025) will be granted to non-employee directors annually in the form of equity compensation under the Company’s Omnibus Incentive Plan at each annual stockholders meeting. The fixed dollar value is converted into awards representing a number of shares of Common Stock based on the closing share price for the last trading session of the most recently completed fiscal year. Under this program, each non-employee member of the Board will be granted the equivalent of 7,338 shares of Common Stock on April 16, 2025.

On April 30, 2024, each director serving at that time received a stock award of 6,904 restrictive stock units which will vest on April 30, 2025. Non-employee director equity compensation, after 2025, will vest on the date before the first annual meeting of stockholders following the grant, and the directors will be provided the option to defer receipt of equity compensation until they leave the Board. Deferred stock units will be credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on the Common Stock. Such notional dividends will be valued as of the date on which they are credited to the director and are reallocated into additional deferred stock units. When a director leaves the Board, any deferred stock units of such director will be converted into shares of Common Stock.

Pursuant to Board policy, each non-employee director is required to accumulate at least five times the value of his or her annual cash retainer in Common Stock (or equivalents) within five years of being elected to the Board.

Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board.

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ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
(Proposal 2 on the Proxy Card)

The Board Recommends a Vote “FOR” the Proposal to Approve the Company’s Executive Compensation

General
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote on a non-binding, advisory basis, to approve our executive compensation program as described in this Proxy Statement, commonly referred to as the “say-on-pay” vote. The Board asks that you support the compensation of our NEOs as disclosed in the “Executive Compensation - Compensation Discussion and Analysis” section and the accompanying tables and narratives contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company’s compensation program is designed and administered by the Compensation Committee of the Board, which carefully considers many different factors, as described in the “Executive Compensation - Compensation Discussion and Analysis” section, to provide appropriate compensation for the Company’s executives. As discussed in the “Executive Compensation - Compensation Discussion and Analysis” section, the compensation package for the Company’s NEOs is designed to support the Company’s objectives of attracting, motivating and retaining the executive talent required to achieve our corporate objectives and increase stockholder value.

The executive compensation programs in which the Company’s NEOs participate contain certain key governance practices, including the following: (i) a balanced mix of cash and equity compensation, and of short-term and long-term incentives; (ii) an emphasis on pay-for-performance to align executive compensation with the execution of business strategies and the creation of long-term stockholder value; (iii) a prohibition on pledging Company securities or entering into hedging, monetization transactions or similar arrangements involving Company securities; (iv) perquisites only to the extent that they are reasonable and consistent with the compensation goal of attracting and retaining superior executives for key positions; (v) clawback policies that comply with applicable legal and stock exchange listing requirements; and (vi) use of an independent consultant by the Compensation Committee to assist in designing compensation programs and making compensation decisions.

Consistent with the SEC rule implementing the requirement that the Company periodically include a say-on-pay proposal in its proxy statement, the vote on this proposal is advisory and is not binding on the Company, the Compensation Committee or the Board. The Compensation Committee and the Board value the opinions that stockholders express in their votes and to the extent there is any significant vote against the NEO compensation, we will consider the outcome of the vote when making future executive compensation decisions and evaluate whether any actions are necessary to address stockholder concerns expressed by such vote. It is expected that the next advisory vote on executive compensation will occur at the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”).

We encourage you to review the complete description of the Company’s executive compensation programs provided in this Proxy Statement, including the “Executive Compensation - Compensation Discussion and Analysis” section and the accompanying compensation tables. The Board recommends that our stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

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ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Proposal 3 on the Proxy Card)

The Board Recommends a Vote for “1 YEAR” as the Frequency of Future Advisory Votes on Executive Compensation.

General
The Dodd-Frank Act requires us to include, at least once every six years, an advisory vote regarding how often stockholders wish to cast the non-binding advisory vote on executive compensation. In casting their advisory vote, stockholders may choose among four options: (1) an annual vote (1 YEAR), (2) a vote every two years (2 YEARS), (3) a vote every three years (3 YEARS) or (4) to abstain from voting.

The Board believes that an annual vote is appropriate for the Company because it provides stockholders the opportunity to provide frequent feedback on overall compensation philosophy, design and implementation. The advisory vote on the frequency of the advisory vote on executive compensation is non-binding, meaning that the Board will not be obligated to take any actions or to adjust the frequency of the advisory vote on executive compensation as a result. Although the vote is non-binding, our Board and the Compensation Committee will review the voting results and consider the feedback obtained through this process in making future decisions about the frequency of future advisory votes on executive compensation.

For all of the foregoing reasons, the Board recommends that stockholders vote for the “1 YEAR” frequency of the advisory vote on executive compensation.

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SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4 on the Proxy Card)

The Board Recommends a Vote “FOR” Auditor Ratification

General
The Audit Committee (the "Committee") selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 28, 2025, subject to ratification of the selection by the stockholders.

PricewaterhouseCoopers LLP has been the Company’s independent public accounting firm since 2002. To the Committee’s knowledge, at no time has PricewaterhouseCoopers LLP had any direct or indirect financial interest in or connection with the Company or any of our subsidiaries other than for services rendered to the Company as described below.

The Committee is composed of independent directors and meets periodically with the Company’s internal auditors and PricewaterhouseCoopers LLP to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the Committee reviews both the audit scope and proposed fees for the coming year.

The affirmative vote of a majority of the shares represented and voting at the Annual Meeting or by proxy is necessary to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. If the selection of PricewaterhouseCoopers LLP is not ratified by stockholders, the Committee will review its future selection of the independent registered public accounting firm in light of the results of the vote. Even if the selection is ratified, the Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Committee determines that such change would be appropriate.

During fiscal 2024 and fiscal 2023, PricewaterhouseCoopers LLP provided the following audit, audit-related and other professional services for the Company. The cost and description of these services are as follows:

	2024 ($)	2023 ($)
Audit Fees(1)	2,959,000	3,790,239
Audit-Related Fees(2)	—	—
Tax Fees(3)	56,861	45,844
All Other Fees(4)	—	—
Total	3,015,861	3,836,083
(1)Consists of fees incurred for professional services rendered in connection with the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and issuances of consents and other services related to SEC matters. This category also includes fees in connection with our initial public offering and accounting consultations and audit services incurred in connection with nonrecurring transactions.
(2)Consists of fees incurred for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and which were not reported above under “Audit Fees.” For fiscal 2024 and fiscal 2023, there were no such services.
(3)Consists of fees incurred for professional services for tax planning, tax consulting, and tax compliance services.
(4)Consists of fees incurred for permitted products and services other than those that meet the criteria above. For fiscal 2024 and fiscal 2023, there were no such services.

Under the Committee’s charter, the Committee must preapprove all Company engagements of PricewaterhouseCoopers LLP, unless an exception exists under the provisions of the Exchange Act or applicable SEC rules. At the beginning of each audit cycle, the Committee evaluates the anticipated engagements of PricewaterhouseCoopers LLP, including the scope of work proposed to be performed and the proposed fees, and approves or rejects each service, consistent with its preapproval policy, taking into account whether the services are permissible under applicable laws and the possible impact of each nonaudit service on PricewaterhouseCoopers LLP’s independence from management. The Committee also considers whether PricewaterhouseCoopers LLP is best positioned to provide effective and efficient service, and whether the service may enhance the Company’s ability to manage and control risk or improve audit quality. Throughout the year, the Committee reviews updates of the actual services provided and fees charged by PricewaterhouseCoopers LLP.

Requests for PricewaterhouseCoopers LLP to provide additional services are presented to the Committee by the Company’s Chief Financial Officer or Chief Accounting Officer, on an as-needed basis. The Committee has delegated to the chairperson of the Committee the authority to evaluate and approve engagements on the Committee’s behalf in the event that a need arises for

61	2025 Proxy Statement

preapproval between Committee meetings. Approval of additional services will be made consistent with the preapproval policy and will be presented to the Committee for ratification at its next scheduled meeting.

Since the effective date of the preapproval process, the Committee has approved, in advance, each new engagement of PricewaterhouseCoopers LLP, and none of those engagements made use of the de minimis exception to the preapproval requirement contained in the SEC rules.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.

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AUDIT COMMITTEE REPORT

The Committee is composed of four members of the Board. The Board determined that each member of the Committee qualifies as independent under the independence standards of the NYSE and the SEC.

The Committee assists the Board in fulfilling its oversight responsibility by reviewing the financial information provided to stockholders and others, the system of internal control that management and the Board have established, and the audit process. Management is responsible for the Company’s consolidated financial statements, for maintaining effective internal control over the Company’s financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is required to plan and perform an integrated audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects, and to issue a report thereon. The Committee’s role and responsibilities are to monitor and oversee these processes as set forth in a written Committee charter adopted by the Board. The Committee charter is available on the Company’s website at www.centuri.com. The Committee reviews and assesses the adequacy of the charter at least annually and recommends any changes to the Board for approval.

In fulfilling the Committee’s responsibilities for 2024, the Committee:
•Reviewed and discussed the audited consolidated financial statements for the year ended December 29, 2024 with management and PricewaterhouseCoopers LLP;
•Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding its communications with the Committee concerning independence, and the Committee discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements for the year ended December 29, 2024 be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2024, filed with the SEC.

Audit Committee
Julie A. Dill (Chair)
Charles R. Patton
Christopher A. Krummel
Andrew W. Evans

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STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

Submission of Stockholder Proposals for Inclusion in Next Year's Annual Meeting Proxy Statement

Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2026 Annual Meeting must comply with the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposal(s) must be received by the Company no later than November 5, 2025. Proposals should be sent to the Chief Legal and Administrative Officer at Centuri Holdings, Inc., 19820 North 7th Avenue, Suite 120, Phoenix, Arizona 85027. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2026 Annual Meeting any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

A stockholder who wishes to submit a proposal or nominate a candidate to serve as a director for consideration at the 2026 Annual Meeting outside the processes of Rule 14a-8 under the Exchange Act must timely deliver a written notice in accordance with the requirements, including eligibility and information required in such notice, set forth in the Company’s bylaws. In order for a stockholder proposal to be properly submitted for presentation at the 2026 Annual Meeting, notice must be given to the Company no earlier than the close of business on December 17, 2025 and prior to the close of business on January 16, 2026. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act. See “Governance of the Company—Selection of Directors” for a summary of these requirements.

64	2025 Proxy Statement

OTHER MATTERS TO COME BEFORE THE MEETING

If any business not described in this Proxy Statement should come before the Annual Meeting for your consideration, it is intended that the shares represented by proxies will be voted at their discretion. As of the date of this Proxy Statement, we know of no other matter which might be presented for stockholder action at the Annual Meeting.

By Order of the Board of Directors

Jason S. Wilcock Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary

65	2025 Proxy Statement

Centuri

CENTURI HOLDINGS, INC.
19820 N 7TH AVENUE
SUITE 120
PHOENIX, AZ 85027

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CTRI2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61771-P23184

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CENTURI HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Christian (Chris) Brown
02) Julie A. Dill
03) Andrew W. Evans
04) Karen S. Haller
05) Christopher A. Krummel
06) Anne L. Mariucci
07) Charles R. Patton

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Approval, on a non-binding, advisory basis, of executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Approval, on a non-binding, advisory basis, of the frequency of the non-binding advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

66	2025 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V61772-P23184

CENTURI HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
APRIL 16, 2025 10:00 AM MST
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregory A. Izenstark and Jason S. Wilcock, or either of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Centuri Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Mountain Standard Time on Wednesday, April 16, 2025, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES LISTED IN PROPOSAL 1 AS DIRECTORS, FOR PROPOSALS 2 AND 4, AND IN FAVOR OF 1 YEAR ON PROPOSAL 3.

Continued and to be signed on the reverse side

67	2025 Proxy Statement